ASSET PURCHASE AGREEMENT

BY AND BETWEEN

PISTON ACQUISITION, INC.

AND

HOOPER HOLMES, INC.

Page

	DEFINITIONS	1
1.	1.1 Certain Definitions	1
	1.2 Certain Additional Definitions	6
2.	SALE AND PURCHASE OF TRANSFERRED ASSETS	8
	2.1 Agreement to Sell and Purchase	8
	2.2 Excluded Assets	9
	2.3 [Intentionally Omitted]	10
	2.4 Purchase Price; Purchase Price Adjustment	10
	2.5 Allocation of Purchase Price	11
	2.6 Assumption of Assumed Liabilities; Retained Liabilities	11
	2.7 Savings Clause	13
3.	REPRESENTATIONS AND WARRANTIES OF SELLER	13
	3.1 Organization, Standing and Authority	13
	3.2 Authorization and Binding Obligation	13
	3.3 Absence of Conflicting Terms; Consents	14
	3.4 Seller Reports; Financial Statements	14
	3.5 Undisclosed Liabilities	15
	3.6 Title to Assets; Etc	15
	3.7 Leased Real Property	16
	3.8 [Intentionally Omitted]	17
	3.9 Inventory	17
	3.10 Business Contracts; Shared Contracts	17
	3.11 Intellectual Property	18
	3.12 Tax Matters	19
	3.13 Absence of Changes or Events	19
	3.14 Insurance	19
	3.15 Employee Plans	20
	3.16 Employee and Independent Contractor Matters	20
	3.17 Licenses; Compliance with Laws; Proceedings	21
	3.18 Environmental Matters	21
	3.19 Privacy Practices; Security	22
	3.20 Transactions with Affiliates	22
	3.21 Bonds; Letters of Credit	22
	3.22 Customers	22
	3.23 Solvency	22
	3.24 Takeover Statutes; Absence of Rights Plan	23
	3.25 Disclosure	23
	3.26 Seller’s Disclosure Schedules	23
	3.27 Brokers of Seller	23
4.	REPRESENTATIONS AND WARRANTIES OF BUYER	23
	4.1 Organization, Standing and Authority	23
	4.2 Authorization and Binding Obligation	23
	4.3 Absence of Conflicting Terms; Consents	24

(continued)
Page

	4.4 Guaranty	24
	4.5 Special Purpose Entity	24
	4.6 Brokers of Buyer	24
5.	CERTAIN COVENANTS OF THE PARTIES	24
	5.1 Conduct of the Business Prior to the Closing	24
	5.2 [Intentionally Omitted]	25
	5.3 Alternative Transactions	25
	5.4 Governmental Authority Review	29
	5.5 Cooperation	30
	5.6 Certain Agreements; Post-Signing Deliveries	30
	5.7 Transition Services	32
	5.8 Insurance	32
	5.9 Tax Matters	33
	5.10 Covenants Regarding Portamedic Staff	33
	5.11 Notification of Certain Matters	34
	5.12 Access to Properties, Books and Records; Reports	34
	5.13 Confidentiality	35
	5.14 Public Announcements	35
	5.15 Post Closing Access; Transfers	36
	5.16 Non-Competition	36
	5.17 Corporate Names	36
	5.18 Remittance of Payments Received	37
6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER TO CLOSE	37
	6.1 Conditions Precedent to Obligations of Buyer to Close	37
	6.2 Conditions Precedent to Obligations of Seller to Close	37
7.	CLOSING AND CLOSING DELIVERIES	38
	7.1 Closing	38
	7.2 Deliveries by Seller	38
	7.3 Deliveries by Buyer	39
8.	TERMINATION	39
	8.1 Method of Termination	39
	8.2 Effect of Termination	40
	8.3 Termination Fee; Expenses	40
9.	INDEMNIFICATION	41
	9.1 Survival	41
	9.2 Indemnification by Seller	41
	9.3 Indemnification by Buyer	41
	9.4 Procedure for Indemnification	41
	9.5 Limitation on Indemnification	43

(continued)
Page

10.	MISCELLANEOUS	44
	10.1 Notices	44
	10.2 No Assignment; Benefit and Binding Effect	45
	10.3 Governing Law; Venue	45
	10.4 Waiver of Jury Trial	45
	10.5 Heading; Interpretation	46
	10.6 Entire Agreement	46
	10.7 Further Assurances	46
	10.8 Waiver of Compliance	46
	10.9 Severability	46
	10.10 Enforcement of Agreement	47
	10.11 Counterparts	47
	10.12 No Third Party Beneficiaries	47
	10.13 Construction	47
	10.14 Expenses	47

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated as of August 15, 2013 (this “Agreement”), by and between Piston Acquisition, Inc., a New York corporation (including its successors and permitted assigns, the “Buyer”), and Hooper Holmes, Inc., a New York corporation (“Seller”). Buyer and Seller are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.
R E C I T A L S:
A.    Seller is engaged in (i) the business of performing paramedical and medical examinations of individuals throughout the United States, including primarily on behalf of insurance companies in connection with evaluating, offering or rating of insurance coverage (the “Portamedic Business”) and (ii) other businesses involving health risk assessment services as described in Exhibit A (the “Other Businesses”). For clarity, as used herein, Seller’s Portamedic Business shall include the so-called “Portamedic Direct” business, but specifically shall not include the Other Businesses.
B.    Buyer desires to purchase certain assets included within the Portamedic Business from Seller, and Seller desires to sell such assets to Buyer, in each case, on the terms and conditions set forth in this Agreement.
C.    In furtherance of the foregoing and in accordance with the New York Business Corporation Law § 701, the respective boards of directors of each of the Parties have unanimously approved, adopted and declared advisable and in the best interests of the respective equityholders of the Parties, this Agreement, the sale, transfer, assignment and delivery of the Transferred Assets to Buyer and the other transactions contemplated herein, upon the terms and conditions set forth in this Agreement (with respect to the Seller Board, such approval, adoption and declaration being the “Seller Board Recommendation”).
D.    The board of directors of Seller (the “Seller Board”) has determined that the Transferred Assets conveyed by Seller to Buyer hereunder do not constitute all or substantially all of the Seller’s assets.
A G R E E M E N T S:
In consideration of the premises and mutual covenants herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS.

1.1    Certain Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means with respect to a Person, any Person directly or indirectly controlling, controlled by or under common control with such first-specified Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or interests, by contract or otherwise.
“Ancillary Agreements” means all exhibits, certificates, instruments and other agreements required to be executed and delivered by any Person pursuant to this Agreement.
“Assumed Leased Real Property” means the real property underlying the Assumed Leases.
“Assumed Leases” means (i) the Leases identified on Schedule 1.1(a) and (ii) any other Leases designated by Buyer as “Assumed Leases” pursuant to Section 5.6.4.

“Basking Ridge Facility” means the real property owned by Seller having the address of 170 Mt. Airy Road, Basking Ridge, New Jersey.
“Business Contract” means any Contract used or held for use, in whole or in part, in the Portamedic Business to which Seller or any of its Affiliates is a party. For clarity, Shared Contracts shall not constitute “Business Contracts” hereunder.
“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York, New York generally are authorized or obligated by Law to be closed.
“Business Employee” means any employee of Seller or its Affiliates engaged, full or part time, in the Portamedic Business.
“Business Independent Contractor” means any independent contractor of Seller or its Affiliates engaged in the Portamedic Business.
“Business Intellectual Property” means all Intellectual Property that is used or held for use in connection with Seller’s Portamedic Business, expressly including, without limitation, all right, title and interest in and to the “Portamedic” name, PartnerLink, ePortamedic.com, and iParamed e-Exam.
“Code” means the Internal Revenue Code of 1986, as amended, or any subsequent legislative enactment thereof, each as in effect from time to time.
“Consent” means any consent, permit, registration, authorization or approval of any Person or any Governmental Authority that Seller is, under the terms of any Contract, Law or License, required to obtain (or any notice, report or other filing under the terms of any Contract, Law or License required to be made) in order for Seller to duly sell, assign and transfer to Buyer the Transferred Assets (or any of them) in accordance with this Agreement and otherwise perform its obligations hereunder or to comply with applicable Laws.
“Contract” means any contract, agreement, understanding, instrument, note, mortgage, guaranty, indemnity, deed, assignment, power of attorney, purchase order, work order, binding commitment, lease, license or other arrangement, whether written or oral.
“Employee Plan” means any employee benefit plan, within the meaning of Section 3(3) of ERISA, employee pension plan within the meaning of Section 3(2) of ERISA, employee welfare plan within the meaning of Section 3(1) of ERISA, any other employee benefit plan, program or arrangement of any kind, and each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, incentive, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, severance, vacation, overtime, paid leave, benefits continuation, fringe benefits, indemnification rights, reimbursement of expenses, advances, and any and all other plans, programs, agreements, arrangements, policies, and practices that provides benefits to Business Employees, as well as any and all bonus plans, programs and arrangements and other plans, programs and arrangements to pay commissions or similar contingent compensation.
“Encumbrance” means any security interest, pledge, mortgage, lien, charge, right of first or last offer (or any similar rights), right of first or last negotiation (or any similar rights), or other encumbrance.
“Environmental Law” means any Law pertaining to land use, air, soil, surface water, groundwater, or wetlands, including the protection, cleanup, removal, remediation or damage thereof, public or employee health or safety or any other similar matter.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.
“Excluded Leased Real Property” means all Leased Real Property other than the Assumed Leased Real Property.

“Excluded Leases” means all Leases other than the Assumed Leases.
“Fundamental Representations” means (i) with respect to Seller, the representations and warranties contained in Sections 3.1 (Organization, Standing and Authority), 3.2 (Authorization and Binding Obligation), 3.6 (Title to Assets; Etc.), 3.12 (Taxes), 3.20 (Transactions with Affiliates), 3.23 (Solvency), 3.26 (Brokers of Seller); and (ii) with respect to Buyer, the representations and warranties contained in Sections 4.1 (Organization, Standing and Authority), 4.2 (Authorization and Binding Obligation), and 4.5 (Brokers of Buyer).
“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time consistently applied.
“Governmental Authority” means any government, any governmental entity, department, commission, regulatory authority, board, agency or instrumentality, and any court, tribunal, arbitral or judicial body, in each case whether federal, state, county, local or foreign.
“Hazardous Substance” means any radioactive, toxic, hazardous, or dangerous material or substance the Release of which is prohibited or regulated by any Environmental Law or any material or substance that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, but not limited to, asbestos, petroleum, radon gas, radioactive matter, PCBs, oils, hydrocarbons, photographic chemicals and products and other pollutants and contaminants.
“Intellectual Property” means all of the following and all common law and statutory rights in, arising out of, or associated therewith, in any jurisdiction throughout the world: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and re-examinations thereof, (b) trade secrets, and confidential, technical, and business information and data (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, designs, drawings, specifications, proprietary information, subscriber, customer, advertiser, and supplier lists, databases, pricing and cost information, and business and marketing plans and proposals); (c) copyrights, mask works, copyrightable works, and applications, registrations, and renewals in connection therewith throughout the world; (d) all of the computer systems and related software, information technology systems, including, without limitation, all outsourced information technology services, computer programs, software and software programs, systems, and applications, source code, executable code, and related documentation and passwords (collectively, “Software”); (e) Internet web, digital and mobile sites, related content and links, and all versions, updates, corrections, enhancements, and modifications thereof; (f) domain names, uniform resource locators (URLs) and other names and locators associated with the Internet or mobile publications (collectively, “Domain Names”); (g) trademarks, service marks, logos, slogans, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, and trade dress (including banners, flags, nameplates, and mastheads); (h) databases and data collections and all rights therein; (i) all other intellectual property and all other proprietary rights, in each case including copies and tangible embodiments thereof (in whatever form or medium); and (j) going concern value, goodwill, telephone, telecopy and e-mail addresses and listings. “Intellectual Property” expressly includes any and all rights to sue for prior claims.
“Knowledge” (a) an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual has actual knowledge of such fact or other matter, after a careful review of this Agreement and reasonable inquiry; and (b) “Knowledge of Seller,” “Seller’s Knowledge” and other correlative terms mean, with respect to Seller, the Knowledge of the individuals set forth on Schedule 1.1(b).
“Later Delivered Contract” means any and all of the Restrictive Covenant Contracts and the Termination Contracts.
“Laws” means any law, common law, statute, ordinance, code or other law, rule, regulation or order enacted, adopted, promulgated or applied by any Governmental Authority.

“Leased Real Property” means any leasehold interest in real estate held by Seller or any of its Affiliates that is used or held for use in connection with the Portamedic Business.
“Leases” means any lease, sublease, license, right to occupy and similar Contract, including all agreements, amendments, supplements, exhibits and schedules thereto.
“Liability” means any debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, liquidated or unliquidated, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.
“License” means any license, authorization, franchise or permit granted or issued to Seller or any of its Affiliates by any Governmental Authority, including all amendments thereto and renewals or modifications thereof.
“Losses” mean any and all costs, expenses, damages, deficiencies, liabilities, obligations, losses, Taxes, claims, penalties, fines, sanctions, interest, judgments or settlements, including, without limitation, reasonable attorney and professional fees and out of pocket costs of investigation and defense, notification costs, and diminution in value, imposed on or otherwise suffered by any Person, whether or not involving a third party.
“Material Adverse Effect” means a material adverse effect on (a) the assets, condition (financial or otherwise), operating results, or operations of the Portamedic Business or any of the Transferred Assets or (b) the ability of Seller to perform its obligations and consummate the Transactions in accordance with this Agreement, in each case, other than any effect caused by or arising out of (i) any event, change, or development in general economic or political conditions or financial or capital markets; (ii) any change to GAAP (or interpretation thereof) or applicable Laws; (iii) any event, change, or development resulting from natural disasters, hostilities, acts of war, sabotage or terrorism; (iv) the announcement of this Agreement or the pendency of the consummation of the Transactions, in each case, without limitation of Seller’s obligations set forth in this Agreement, including, without limitation, under Section 5.1), so long as, in the case of each of clauses (i), (ii) and (iii) such matters do not adversely affect Seller’s Portamedic Business or the Transferred Assets in a materially disproportionate manner relative to other companies operating in the Portamedic Business.
“Material Business Contract” means each and every Contract meeting any of the following criteria:
(a)    Business Contracts involving annual payments in 2012 or pursuant to which Seller reasonably expects payments in 2013 (in each case, whether to or from Seller) of more than One Hundred Thousand Dollars ($100,000);
(b)    Business Contracts with any Major Customer;
(c)    Contracts which cannot be terminated by Buyer after the Closing without penalty, payment or breach on sixty (60) days’ or less notice (the “Termination Contracts”);
(d)    Business Contracts containing prepayments, advances, recoupable payments or similar provisions (other than Excluded Leases);
(e)    Assumed Leases;
(f)    any Contract concerning a partnership or joint venture;
(g)    any Contract under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or pursuant to which Seller has advanced or loaned money;
(h)    any Contract pursuant to which any Encumbrance has been granted by Seller or its Subsidiaries or imposed on any Transferred Assets;

(i)    any Contract containing (A) covenants not to compete or exclusivity (in any class of customer or geography, any duration of time, or otherwise); or (B) “key man,” “most favored nations” or similar clauses (but not including non-solicitation and no-hire clauses customarily found in Business Contracts) (all such Contracts described in clauses (A) and (B) being referred to as the “Restrictive Covenant Contracts”);
(j)    any IP Acquisition Contract;
(k)    Contracts evidencing indebtedness (including, without limitation, for capitalized lease and similar obligations); and
(l)    any other Business Contract which is material to the Portamedic Business (other than the Excluded Leases) or to Buyer’s ability to use, exploit, benefit from and enjoy the Transferred Assets at and after the Closing.
“Multiemployer Plan” means a plan, as defined in ERISA Section 3(37) or 4001(a)(3), to which Seller or any trade or business which would be considered a single employer with Seller under Section 4001(b)(1) of ERISA or part of the same “controlled group” as Seller under Section 302(d)(8)(C) of ERISA, contributed, contributes or is required to contribute.
“Order” means any decree, order, injunction, ruling, judgment or charge of any Governmental Authority, whether a temporary restraining order, preliminary or permanent injunction or otherwise.
“Permitted Encumbrance” means (i) liens arising solely by action of the Buyer and (ii) liens under that certain Loan and Security Agreement dated February 28, 2013 between Keltic Financial Partners II, and Seller (the “Keltic Facility”), all of which such liens shall be removed by Seller prior to the Closing.
“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization or other entity.
“Personal Information” means any and all data of information that concerns an identified and/or identifiable Person and includes, but shall not be limited to, an individual’s name, address, date of birth, financial account information, credit card information, email address, medical insurance number, Social Security number and health information, including, without limitation, protected health information as that term is defined under applicable Law (including, without limitation, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including, the Standards for Electronic Transactions, Privacy and Security promulgated by the U.S. Department of Health and Human Services under 45 CFR parts 160, 162 and 164, the Health Information Technology for Economic and Clinical Health Act and the Final Omnibus Rule and each of their implementing regulations).
“Proceeding” means any suit, litigation, action, claim, hearing, investigation, complaint, demand, audit, arbitration or other proceeding.
“Registered Business Intellectual Property” means all Business Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.
“Related Person” means any director, officer, employee, agent or family member of Seller or any Subsidiary.
“Seller’s Disclosure Schedules” means the disclosure schedules delivered to Buyer by Seller on the date of this Agreement in connection with this Agreement.
“Shared Contract” means any Contract which is used in or benefits the Portamedic Business as conducted by Seller, and also is used in or benefits one or more other businesses or operations of Seller or any of its Affiliates (other than Seller’s Portamedic Business being acquired by Buyer under this Agreement).

“Subsidiary” means any of the following Persons: (i) any Person the equity interests of which Seller owns, directly or indirectly, 25% or more and (ii) any Person directly or indirectly controlled by or under common control with Seller.
“Taxes” means any federal, state, local or foreign income, sales, bulk sales, use, ad valorem, value added, net or gross proceeds, gains, profits, capital, withholding, payroll, employment, unemployment, social security, excise, license, transfer, environmental (including taxes under Section 59A of the Code), severance, stamp, transfer, premium, occupation, windfall profits, customs duties, franchise, alternative, estimated, real or personal property taxes, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person or entity.
“Transactions” means all of the transactions contemplated by this Agreement and the Ancillary Agreements.
1.2    Certain Additional Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Acquisition Proposal	5/3/2006
Agreed Amount	9/4/2004
Agreement	Preamble
Alternative Reimbursement	9/5/2005
Assumed Liabilities	2/6/2001
Business Insurance Policies	3.14
Buyer	Preamble
Buyer Allocable Share Liabilities	5/6/2005
Buyer Allocable Share Rights	5/6/2005
Buyer Expenses	8.3.1(iv)
Claim Notice	9/4/2004
Claimant	9/4/2001
Claimed Amount	9/4/2004
Closeout Date	2/4/2005
Closing	7/1/2001
Closing Date	7/1/2001
Closing Inventory Adjustment	2/4/2003
Closing Inventory Amount	2/4/2003
Closing Inventory Statement	2/4/2003
Closing OCA Adjustment	2/4/2003
Closing OCA Amount	2/4/2003
Closing OCA Statement	2/4/2003
Confidentiality Agreement	5.12
Deductible	9/5/2001
Designated Later Delivered Contract	5/6/2002
Election Notice	5/4/2001
End Date	8.1.2(i)
Exchange Act	5/3/2005
Excluded Assets	2.2

Excluded Contracts	2/2/2005
Financial Statements	3.4
Holdback	2/4/2002
Holdback Amount	2/4/2002
Indemnifying Party	9/4/2001
IP Acquisition Contracts	2/1/2003
Inquiry	5/4/2001
Inventories	2/1/2005
Inventory Schedule	3.9
Keltic Facility	Defn of Permitted Encumbrance
Leases	3/7/2001
Major Customers	3.22
Most Recent Balance Sheet	3/4/2002
Most Recent Balance Sheet Date	3/4/2002
Other Businesses	Recitals
Portamedic Business	Recitals
Purchase Price	2.4
Restrictive Covenant Contract	Defn Material Business Contract
Retained Liabilities	2/6/2003
Returns	5/9/2001
Reviewed Inventory and OCA Amount	2/4/2005
Sarbanes-Oxley Act	3/4/2001
SEC	3/4/2001
Seller	Preamble
Seller Adverse Recommendation Change	5/3/2004
Seller Board	Recitals
Seller Board Recommendation	Recitals
Seller Reports	3/4/2001
Seller Representatives	5/3/2001
Seller’s Decision Period	5/4/2001
Software	Defn of Intellectual Property
Takeover Statute	3.24
Tangible Personal Property	2/1/2006
Termination Contract	Defn Material Business Contract
Third Party Claim	9/4/2002
Termination Fee	8.3.1(i)
Transferred Assets	2.1
Transition Services	5/7/2001
Transition Term	5/7/2001
WARN Obligations	5.10

2.	SALE AND PURCHASE OF TRANSFERRED ASSETS

2.1    Agreement to Sell and Purchase. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to irrevocably convey, assign, sell, transfer and deliver (or to cause to be conveyed, assigned, sold, transferred and delivered) to Buyer at the Closing, and Buyer hereby agrees to purchase and receive from Seller at the Closing, all right, title and interest in and to all real, personal and mixed assets, both tangible and intangible, that are owned, leased, used or held for use by Seller or its Subsidiaries in connection with the Portamedic Business, including, without limitation, the following assets, in each case, free and clear of all Encumbrances, but not including the Excluded Assets or any Retained Liabilities (such acquired assets, collectively, the “Transferred Assets”):

2.1.1    all of the Business Contracts, including, without limitation, all of the Assumed Leases and equipment leases;

2.1.2    all of the Business Intellectual Property, including, without limitation the Business Intellectual Property listed on Schedule 3.11.1;

2.1.3    all right, title and interest in and to all Contracts (whether or not such Contracts relate solely to the Portamedic Business) (i) pursuant to which any Business Intellectual Property was developed or pursuant to which Seller or its Affiliates otherwise acquired rights in any Business Intellectual Property (collectively, “IP Acquisition Contracts”); and (ii) to the extent any Contracts contain confidentiality provisions, non-solicitation, non-competition or other restrictive covenants in favor or for the benefit of the Portamedic Business;

2.1.4    all books, data and records related to the operations of the Portamedic Business, including, without limitation, invoices, client and customer lists, addresses and other records, telephone, telex and telecopier numbers, supplier and customer circulation lists, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials and literature, studies, reports, correspondence and other documents, data, plans, files and records and, subject to applicable Laws, copies of all personnel records, examiner and other personnel and contractor reference and background checks, and other records, but excluding those to the extent relating solely to the Excluded Assets (which exclusion applies solely to that portion of any books and records that relate to the Excluded Assets even if included within or comprising a more general book, data or record); provided that Seller shall be entitled to retain, subject to compliance with the terms and conditions of Seller’s confidentiality obligations set forth in Section 5.13, one archival copy of any such records to the extent necessary to comply with its obligations under applicable Law;

2.1.5    all inventories wherever located, including, without limitation, all goods and supplies, all inventories of lab kits (including, without limitation, blood kits, urine kits, and oral fluid kits), all finished goods, and all other materials and supplies to be used or consumed in the production thereof (collectively, the “Inventories”);

2.1.6    all machinery, equipment, tools, furniture, furnishings, office equipment, computer hardware, computers, tablets, notebooks, servers, workstations, routers, hubs, supplies, materials, vehicles, leasehold improvements, parts and all other tangible personal property (other than Inventories), whether owned or leased, used or held for use in connection with the ownership or operation of the Portamedic Business (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto (collectively, the “Tangible Personal Property”);

2.1.7    all guaranties, warranties, indemnities and similar rights with respect to any Transferred Asset (regardless of when such guaranties, warranties, indemnities and similar rights arose or were granted) and, to the extent indemnifiable by Seller hereunder, all insurance benefits, including rights and proceeds, arising from or relating to the Transferred Assets or the Assumed Liabilities prior to the Closing;

2.1.8    all rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of Seller, whether mature, contingent or otherwise, against third parties relating to the Portamedic Business and the Transferred Assets, including those arising during or attributable to any period prior to the Closing, and expressly including any and all rights and benefits under Contracts with Portamedic Staff restricting such Persons from competing against or disparaging the Portamedic Business or from divulging confidential or proprietary information relating to the Portamedic Business and similar provisions;

2.1.9    all claims, rights, audit recoveries, interests and choses of action against third parties relating to the Portamedic Business or the Transferred Assets and all rights of Seller against third parties relating to the Transferred Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

2.1.10    all prepayments, prepaid expenses, advances, refunds, rebates, abatement, credits from suppliers, landlords, carriers, customers and others (whether or not the foregoing items were made by Seller prior to the Closing) relating to the Portamedic Business, including, without limitation, rights to security deposits under each Assumed Lease, a schedule of all such security deposits is set forth on Schedule 2.1.10;

2.1.11    all goodwill relating to the Portamedic Business;

2.1.12    all other assets other than Excluded Assets, whether owned, leased or licensed, real, personal or mixed, or tangible or intangible, which are used or held for use in connection with the ownership and operation of Seller’s Portamedic Business;

2.1.13    all Buyer Allocable Share Rights; and

2.1.14    all rights of Buyer under this Agreement.

Notwithstanding the foregoing, the transfer of the Transferred Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Transferred Assets unless Buyer expressly assumes that Liability pursuant to Section 2.6.1.
2.2    Excluded Assets. Notwithstanding anything set forth in this Agreement to the contrary, the Transferred Assets shall not include the following assets (collectively, the “Excluded Assets”), which shall be retained by Seller or its Subsidiaries:

2.2.1    any equity interests in Seller or its Subsidiaries;

2.2.2    any cash or cash equivalents and marketable securities held by Seller (except to the extent set forth in Section 2.1.10);

2.2.3    all minute books, stock records and corporate seals of Seller or its Subsidiaries;

2.2.4    Excluded Leases;

2.2.5    Contracts set forth on Schedule 2.2.5 (the “Excluded Contracts”);

2.2.6    all personnel records pertaining to Business Employees;

2.2.7    the “Hooper Holmes” trademark and tradename;

2.2.8    all desks, chairs and other immaterial office furniture located as of the date of this Agreement at any of the Excluded Leased Real Property;

2.2.9    accounts receivable (except to the extent set forth in Section 2.1.10);

2.2.10    the real property interest in the Basking Ridge Facility (subject to Seller’s obligations to provide any Transition Services from such facility); and

2.2.11    all rights of Seller under this Agreement.

2.3    [Intentionally Omitted]

2.4    Purchase Price; Purchase Price Adjustment.

2.4.1    Subject to adjustment pursuant to Sections 2.4.3 and 2.4.5, the purchase price for the Transferred Assets shall be (i) Eight Million Three Hundred Sixty Two Thousand Forty Four Dollars ($8,362,044) (the “Purchase Price”) and (ii) the assumption of the Assumed Liabilities.

2.4.2    Buyer shall retain (the “Holdback”) from the Purchase Price an amount equal to Two Million Dollars ($2,000,000) (the “Holdback Amount”). The Holdback shall be held by Buyer as security for Seller’s obligations and agreements in this Agreement and the Ancillary Agreements. Within three (3) Business Days after the Closeout Date (and after giving effect to any deductions from the Holdback prior to the Closeout Date), Buyer shall release from the Holdback all amounts, if any, in excess of One Million Dollars ($1,000,000) so that the “Holdback Amount” shall be reduced to an amount equal to One Million Dollars ($1,000,000).

2.4.3    At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Closing Inventory Statement”) in the form of the Inventory Schedule, setting forth Seller’s good faith estimate of the Inventory as of the Closing Date (the “Closing Inventory Amount”) and all components thereof. The Closing Inventory Statement shall be accompanied by a certificate executed by an executive financial officer of Seller stating that the Closing Inventory Statement has been prepared in accordance with this Agreement. The “Closing Inventory Adjustment” shall mean an amount equal to (i) $1,041,321 minus (ii) the value of the Inventory set forth on the Closing Inventory Statement. The value of Inventory on the Closing Inventory Statement shall be determined in the same manner as the Inventory set forth on the June 30, 2013 and March 31, 2013 balance sheets of Seller’s Portamedic Business included within the Financial Statements. In no event shall the Closing Inventory Adjustment be a number less than $0. At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Closing OCA Statement”) setting forth Seller’s good faith estimate of the “Other current assets” as of the Closing Date (the “Closing OCA Amount”) and all components thereof determined in the same manner as “Other current assets” have been calculated on the June 30, 2013 and March 31, 2013 balance sheets of Seller’s Portamedic Business included within the Financial Statements. The Closing OCA Statement shall be accompanied by a certificate executed by an executive financial officer of Seller stating that the Closing OCA Statement has been prepared in accordance with this Agreement. The “Closing OCA Adjustment” shall mean an amount equal to (i) $564,184 minus (ii) the “Other current assets” set forth on the Closing OCA Statement. In no event shall the Closing OCA Adjustment be a number less than $0.

2.4.4    At the Closing, Buyer shall deliver to Seller, via wire transfer of immediately available funds in accordance with Seller’s written instructions (to be provided at least two (2) Business Days prior to the Closing Date), the Purchase Price, less an amount equal to the Holdback less the Closing Inventory Adjustment less the Closing OCA Adjustment (the amount of the Purchase Price, as so reduced, the “Closing Payment”).

2.4.5    Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Reviewed Inventory and OCA Statement”) setting forth Buyer’s good faith calculation of the Closing Inventory Amount and the Closing OCA Amount. Seller shall have thirty (30) days following the receipt of the Reviewed Inventory and OCA Statement to deliver to Buyer a notice indicating that Seller disagrees with the Reviewed Inventory and OCA Statement detailing the nature of such disagreement (a “Dispute Notice”). Seller’s failure to deliver a Dispute Notice within such thirty (30) day period shall be deemed to constitute Seller’s acceptance of the Reviewed Inventory and OCA Statement, which shall be deemed final. The Parties shall attempt in good faith to resolve any dispute within thirty (30) days after Buyer receives a Dispute Notice. If the Parties fail to resolve any dispute within such period of time, then either Buyer or Seller may elect, by written notice delivered to the other, to submit the dispute for final and binding resolution to a nationally recognized independent public accounting firm (which shall be KPMG so long as KPMG is then independent of Buyer, Seller and their respective Affiliates or such other mutually determined independent firm (such firm, the “Selected Accountant”)). The Selected Accountant shall be instructed to resolve all disputes as promptly as practicable, but in any event within thirty (30) days. The Parties shall cooperate with the Selected Accountant and provide to the Selected Accountant such information as the Selected Accountant may reasonably request, in each case in connection with the resolution by the Selected Accountant of the specific items subject to such dispute (and no other items). The determination of the Selected Accountant regarding any such dispute shall (A) be set forth in writing, (B) be within the range of dispute between Buyer and Seller with respect to the Closing Inventory Amount and within the range of dispute between Buyer and Seller with respect to the Closing OCA Amount, (C) constitute an arbitral award, and (D) be final and binding upon the Parties. The fees of the Selected Accountant shall be paid by Seller. In the event that the final Closing Inventory Amount determined in accordance with this Section 2.4.5 is less than the aggregate Inventory amount set forth in the Closing Inventory Statement, then Seller shall promptly (but no later than two (2) Business Days) pay by wire transfer of immediately available funds the amount of such difference (or Buyer may at its election deduct such amount from the Holdback). In the event that the final Closing OCA Amount determined in accordance with this Section 2.4.5 is less than the amount of “Other current assets” set forth in the Closing OCA Statement, then Seller shall promptly (but no later than two (2) Business Days) pay by wire transfer of immediately available funds the amount of such difference (or Buyer may at its election deduct such amount from the Holdback). The later of (i) the date on which the final Closing Inventory Amount is determined and paid in accordance with this Section 2.4.5 and (ii) the date on which the final Closing OCA Amount is determined and paid in accordance with this Section 2.4.5 shall be referred to herein as the “Closeout Date.”

2.5    Allocation of Purchase Price. Seller and Buyer agree to use their respective good faith efforts to agree on an allocation of the Purchase Price (plus Assumed Liabilities, if applicable) among the Transferred Assets in a manner consistent with Section 1060 of the Code within thirty (30) days after the Closing Date. If the Seller and Buyer fail to reach such agreement within such period of time, either Party shall have the right to engage the Selected Accountant to resolve the dispute. The Selected Accountant shall be directed to resolve such dispute within thirty (30) days, and the determination of the Selected Accountant regarding any such dispute shall be final and binding. Seller and Buyer agree to file all income Tax forms and Returns (including IRS Form 8594 or any successor form) in accordance with any allocation mutually agreed by the Parties or determined by the Selected Accountant, as applicable, and agree not to take any position before any taxing authority that is inconsistent with such allocation, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign laws). In the event any tax authority disputes the allocation, Seller or Buyer, as the case may be, shall promptly notify the other Party of the nature of such dispute.

2.6    Assumption of Assumed Liabilities; Retained Liabilities.

2.6.1    At the Closing, Buyer shall assume only the following specific Liabilities (collectively, the “Assumed Liabilities”):

(i)all Liabilities under the Business Contracts solely to the extent accruing after the Closing for services performed or rendered after the Closing; and

(ii)all Buyer Allocable Share Liabilities under the Designated Shared Contracts solely to the extent accruing after the Closing for services performed or rendered by Buyer after the Closing.

2.6.2    Buyer shall not assume or have any responsibility for any Liabilities or Losses other than the Assumed Liabilities.

2.6.3    For clarity, Seller hereby agrees to retain, discharge, perform when due any and all Liabilities or Losses (other than the Assumed Liabilities after the Closing) (collectively, all such retained Liabilities are referred to herein as the “Retained Liabilities.” The Retained Liabilities include, without limitation, the following:

(i)    any and all indebtedness (whether or not relating to the Portamedic Business), including without limitation Liabilities arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(ii)    any and all trade account payable pertaining to periods on or prior to the Closing Date;

(iii)any and all Liabilities under the Business Contracts, other than the Liabilities specified in Section 2.6.1(i);

(iv)any and all Liabilities relating to any action, omission or breach of Seller or its Affiliates or Related Persons prior to Closing;

(v)all Liabilities arising out of or relating to the ownership, operation or conduct of the Portamedic Business or the Transferred Assets prior to the Closing, including, without limitation, any and all Proceedings set forth on the Seller Disclosures Schedules;

(vi)any and all Liabilities relating to any of the Excluded Assets;

(vii)any and all Liabilities consisting of, arising out of or relating to (x) Taxes of Seller or its Subsidiaries; or (y) Taxes relating to the conduct or operation of the Portamedic Business by Seller or its Subsidiaries or otherwise arising in connection with the consummation of the Transactions;

(viii)any and all Liabilities relating to any Seller’s or its Affiliates employees (including Business Employees) and Business Independent Contractors, including, without limitation, Liabilities relating to Taxes, Employee Plans (in each case, whether arising under Law, Contract or otherwise), Proceedings (whether grievances, administrative charges, harassment, discrimination, retaliation (including for failure by Buyer to hire or engage such Persons) or otherwise), Business Contracts, or WARN Obligations;

(ix)any and all Liabilities consisting of, arising out of or relating to Environmental Laws (other than Liabilities resulting from the actions of Buyer on the Assumed Leased Real Property after the Closing Date);

(x)any and all Liabilities relating to any of Seller’s shareholders or Related Persons of Seller or any creditors of Seller, including, without limitation, Liabilities relating to dissenters’ rights, appraisal rights and any other Liabilities relating to or arising out of Seller’s entry into this Agreement and performance of its obligations hereunder or otherwise relating to the use of Purchase Price proceeds received by Seller pursuant to this Agreement;

(xi)any and all Liabilities arising out of any Proceeding pending as of the Closing, including without limitation those set forth on Schedule 3.17.3, or otherwise relating to the Portamedic Business or the Transferred Assets (or the actions or omissions of Sellers or its Affiliates) prior to the Closing;

(xii)any and all Liabilities arising out of any Proceeding commenced after the Closing and arising out of or relating to any occurrence or event happening prior to the Closing;

(xiii)any and all Liabilities arising out of or resulting from Seller’s compliance or noncompliance with any Law or Order;

(xiv)any and all Liabilities of Seller under this Agreement or any Ancillary Agreement;

(xv)any use, ownership or operation of Transferred Assets prior to the Closing;

(xvi)any and all Liabilities of Seller based upon Seller’s or its Affiliates’ acts or omissions occurring after the Closing; and

(xvii)all Liabilities under the Shared Contracts other than the Buyer Allocable Share Liabilities.

2.7    Savings Clause. Notwithstanding anything to the contrary in this Agreement, but without limitation of the Seller’s obligations under Article 5 of this Agreement shall not constitute an agreement to assign or transfer any Contract if an assignment or transfer or an attempt to make such an assignment or transfer of such Contract without the Consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the Buyer thereunder. In the event any required Consent is not obtained on or prior to the Closing Date, without limitation of Buyer’s rights or remedies, Seller shall continue to use all reasonable best efforts (or best efforts, as applicable) consistent with its obligations under Article 5 to obtain such Consent after the Closing Date until such time as such Consent has been obtained. Until such time as such Consent has been obtained, the Parties shall enter into commercially reasonable cooperative arrangements to deliver to Buyer the full benefits under such Contract (and the assumption of any Assumed Liabilities relating thereto, if any). Nothing in this Section 2.7 shall be deemed a waiver by Buyer of its rights to receive an effective assignment of all of the Transferred Assets.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as follows:
3.1    Organization, Standing and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Seller is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its activities makes such qualifications or licensing necessary under the applicable Laws, except for any such failures to be so qualified that would not reasonably be expected to result in a Material Adverse Effect. Seller has all requisite power and authority to own, operate and lease its assets and carry out its business as presently conducted.

3.2    Authorization and Binding Obligation. Seller has all corporate power and authority to (i) execute and deliver this Agreement and the Ancillary Agreements, (ii) to consummate the Transactions and (iii) to carry out and perform all of its obligations under this Agreement and the Ancillary Agreements. The execution and delivery of, and performance of the obligations contained in, this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. No other proceedings on the part of Seller or its shareholders are necessary to approve this Agreement or the Ancillary Agreements or to consummate the Transactions. No vote of any holder of any class or series of the Seller’s capital stock is necessary for the Seller to duly adopt this Agreement and consummate the Transactions. This Agreement has been duly executed and delivered by Seller, and this Agreement and the Ancillary Agreements each constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally. The Seller Board has (i) determined that the Transactions, this Agreement and the Ancillary Agreements are fair to and in the best interests of the Seller and its shareholders, (ii) adopted and declared advisable this Agreement, the Ancillary Agreements, and the Transactions, (iii) determined, upon the advice of counsel, that the sale of the Transferred Assets set forth herein does not constitute all or substantially all of Seller’s assets under applicable Law and this Agreement is not required under applicable Law or Seller’s certificate of incorporation or bylaws to be submitted to the holders of capital stock of the Seller for approval at a shareholders’ meeting called and held for such purpose, (iv) taken all actions to comply with § 912 of the New York Business Corporation Law; (v) irrevocably resolved to elect, to the extent permitted by Law, for the Seller not to be subject to any Takeover Statute; and (vi) received a written opinion of its financial advisor to the effect that, as of the date of such opinion, the consideration to be received by the Seller in the Transactions is fair from a financial point of view to the Seller.

3.3    Absence of Conflicting Terms; Consents. Neither the execution, delivery or performance by Seller of this Agreement and the Ancillary Agreements, nor the consummation of the Transactions (or the assignment, sale and transfer of the Transferred Assets from Seller to Buyer contemplated herein) will (whether with or without the giving of notice, the lapse of time, or both): (a) require any Consent from any Governmental Authority (other than filings/notices under Form 8-K under the Exchange Act and under the rules of NYSE); (b) conflict with any provision of the certificate of incorporation or bylaws of Seller or any of its Subsidiaries; (c) except as set forth on Schedule 3.3(c), which shall be delivered by Seller pursuant to Section 5.6.9, require the Consent of any Person, or conflict with, result in a breach of, or constitute a default under (or permit termination or modification of or accelerate any rights or obligations under) any Business Contract; (d) except as set forth on Schedule 3.3(d), which shall be delivered by Seller pursuant to Section 5.6.9, require the Consent of any Person, or conflict with, result in a breach of, or constitute a default under (or permit termination or modification of or accelerate any rights or obligations under) under any other material Contract of Seller or its Subsidiaries, (e) violate any Law applicable to the Portamedic Business, the Transferred Assets, or Seller in connection therewith; or (f) result in the creation of any Encumbrance upon any Transferred Assets or otherwise require Buyer to pay any Tax.

3.4    Seller Reports; Financial Statements.

3.4.1    Seller has filed with or furnished to (as applicable) the Securities and Exchange Commission (“SEC”) on a timely basis all forms, statements, certifications, reports and documents required to be filed with or furnished to the SEC by the Seller under the Exchange Act or the Securities Act of 1933, as amended since January 1, 2009 (collectively, such forms, statements, certifications, reports and documents, including all exhibits, appendices and attached included or incorporated therein, filed or furnished since such date, being referred to herein as the “Seller Reports”). Each of the Seller Reports, at the time of its filing or being furnished (or, if amended prior to the date of this Agreement, as of the date of such amendment), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Seller Reports. As of their respective dates (or, if amended, as of the date of such amendment), the Seller Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Seller is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE. Each of the consolidated balance sheets included in or incorporated by reference into the Seller Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Seller and its consolidated subsidiaries as of its date and each of the consolidated statements of operations, shareholders’ equity and cash flows included in or incorporated by reference into the Seller Reports (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Seller and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), and in each case have been prepared in accordance with GAAP, except as may be noted otherwise therein. The following are all of the Seller’s Subsidiaries: Heritage Labs International, LLC, Hooper Distribution Services, LLC; Hooper Information Services, Inc., Mid-America Agency Services, Incorporated, TEG Enterprises, Inc. All of these Subsidiaries are consolidated for accounting purposes, and none of these subsidiaries engage in or in the past five years have ever engaged in (or otherwise hold any Transferred Assets or in the past five years have held any assets or properties used in the Portamedic Business). Neither Seller nor any such Subsidiary has any equity interest (or right convertible or exchangeable into any equity interest) in any other Person.

3.4.2    Attached as Schedule 3.4.2 hereto are complete and correct copies of the following (collectively, the “Financial Statements”): the unaudited balance sheet (the “Most Recent Balance Sheet”) for the Portamedic Business as of June 30, 2013 (the “Most Recent Balance Sheet Date”) and March 31, 2013 and unaudited statements of the operating income for the Portamedic Business for each of the six-month period ended June 30, 2013 and the three-month period ended March 31, 2013 and for the years ended 2012 and 2013. The Financial Statements are true and correct in all material respects. The Financial Statements were derived from the books and records of Seller (which are true, complete and accurate), and fairly present the financial position and results of operations of the Portamedic Business as of the dates thereof and for the periods indicated therein. No business or operations are reflected in the Financial Statements other than the Seller’s Portamedic Business.

3.4.3    Seller has implemented and maintained, since December 31, 2010, a system of internal accounting controls and financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Seller maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures (i) are designed to ensure that information required to be disclosed by the Seller is recorded and reported on a timely basis to the individuals responsible for the preparation of the Seller’s filings with the SEC and other public disclosure documents, and (ii) have been evaluated for effectiveness in accordance with the Sarbanes-Oxley Act and the results of such evaluations have been disclosed in the Seller Reports to the extent required by the Sarbanes-Oxley Act. There are no significant deficiencies or material weaknesses in the design or operation of Seller’s internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be likely to adversely affect the Seller’s ability to record, process, summarize and report financial information. Seller has changed its internal controls to correct such deficiencies and material weaknesses, and other than such corrections, since the date of such evaluation, there have been no significant changes in internal controls or in other factors that could significantly affect Seller’s internal controls. Seller has no Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting.

3.5    Undisclosed Liabilities. Neither Seller nor its Affiliates has any material Liability in respect of the Portamedic Business or the Transferred Assets, except for Liabilities which are reflected or reserved for on the face of the Most Recent Balance Sheet and any other Liabilities incurred in the ordinary course since the Most Recent Balance Sheet Date, which such Liabilities, for purposes of clarity, are “Retained Liabilities” for all purposes of this Agreement.

3.6    Title to Assets; Etc.

3.6.1    Seller has good, valid and marketable title to the Transferred Assets, in each case free and clear of all Encumbrances (other than Permitted Encumbrances), and, at the Closing, Buyer shall own, free and clear of any and all Encumbrances (other than liens arising solely by action of the Buyer), all right, title and interest in and to the Transferred Assets. Upon consummation of the Transactions, Buyer shall own good, valid and marketable title to the Transferred Assets.

3.6.2    Schedule 3.6.2 sets forth each item of Tangible Personal Property as of the date hereof. The Updated Schedule of Tangible Personal Property, which Seller is required to deliver pursuant to Section 5.6.3, sets forth, as of each of the dates delivered, (i) the location of each such item of Tangible Personal Property whose book value is $10 or more (provided, that the aggregate book value of all such items that each have a book value of less than $10 shall not exceed $5,000 in respect of the business/operations at any one of the Assumed Leased Real Properties); and, (ii) with respect to each “netbook” or similar device, the name and territory of the member of the Portamedic Staff in possession thereof. Each item of Tangible Personal Property is, in all material respects, in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business, is free from latent and patent defects and its use complies in all material respects with all applicable Laws. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. All Tangible Personal Property used in the Portamedic Business is in the possession of Seller (and as of the Closing will be in the possession and control of Buyer) and located at (a) the Assumed Leased Real Property (other than the “netbooks” assigned to Portamedic Staff, as set forth on the Updated Schedule of Tangible Personal Property) or (b) Basking Ridge Facility as of the date hereof and at the Assumed Leased Real Properties as of the Closing.

3.6.3    The Transferred Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, reasonably necessary to operate the Portamedic Business in the manner operated by Seller as of the date of this Agreement and (ii) include all of the assets and properties of Seller and its Affiliates used, held for use or otherwise relating to the Portamedic Business (other than the Excluded Assets). None of Seller’s Subsidiaries is engaged in or owns or controls (or has at any time owned or controlled) any assets or properties, whether tangible or intangible, used or held for use in the Portamedic Business. No representation is made by Seller as to the adequacy of Buyer’s working capital necessary for the operation of the Portamedic Business or Transferred Assets by Buyer after the Closing Date. No Person holds any power of attorney over any of the Transferred Assets, and no Person has provided any guarantee with respect to any of the Transferred Assets.
3.7    Leased Real Property.
3.7.1    Schedule 3.7.1(a) lists all Assumed Leased Real Property and the Leases by which Seller occupies such Assumed Leased Real Property. Schedule 3.7.1(b) delivered pursuant to Section 5.6.4, lists all Leased Real Property (other than the Assumed Leased Real Property) and the Leases by which Seller occupies such Leased Real Property. Schedule 3.7.1(c) sets forth, with respect to each Assumed Leased Real Property, the lease term, rent payment and other lease terms as set forth on such Schedule (the “Lease Chart”). The Assumed Leased Real Property includes each Leased Real Property where two or more full time Business Employees conduct the Seller’s Portamedic Business. Other than Seller’s Basking Ridge, New Jersey property, Seller’s Portamedic Business is conducted from no facilities or premises other than the Leased Real Properties.

3.7.2    Seller has a valid leasehold estate in each Assumed Leased Real Property, free and clear of all Encumbrances. Seller is not in breach of any Assumed Lease and there is no event, that, with or without the giving of notice, the lapse of time, or both, will result in Seller (or Buyer at or after the Closing) being in breach thereof. To Seller’s Knowledge, no other Person party to any Assumed Lease is in breach or violation thereof or, with or without the giving of notice, the lapse of time, or both, will be in breach thereunder. Seller has not received written notice of any default by Seller (or any condition or event which, after notice or lapse of time or both, would constitute a default) under any Assumed Lease. Each Assumed Lease is a legal, valid and binding agreement and obligation, enforceable in accordance with its terms, of Seller and, to Seller’s Knowledge, of each other Person party thereto. The Persons party to each Assumed Lease are the Seller and the landlord thereto, and there is no guarantor of Seller’s obligations under any of the Assumed Leases. Seller has paid all rent and other sums and charges due and payable by Seller under each of the Assumed Leases. Seller enjoys (and as of the Closing, Buyer will enjoy) peaceful and undisturbed possession of the Assumed Leased Real Property. No Person other than Seller has (and, as of the Closing, no Person other than Buyer shall have) any right to occupy or use any Assumed Leased Real Property. Seller does not owe (and Buyer as of the Closing will not owe) any brokerage commissions with respect to any Assumed Leased Real Property. Seller has delivered to Buyer true, correct and complete copies of the Assumed Leases in accordance with Section 5.6.10, including all material contracts to which Seller is a party with respect to construction on or improvement of any Assumed Leased Real Property and all plans and specifications relating to such construction or improvement. The Lease Chart sets forth an accurate, complete and correct description of the material terms in the Assumed Leases.

3.7.3    There does not exist any actual or, to Seller’s Knowledge, threatened condemnation or eminent domain proceedings, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting any Assumed Leased Real Property or any part thereof, nor has Seller received any notice of the same. All Consents and Licenses that are required for the occupancy and use of the Assumed Leased Real Property by Seller (and by Buyer as of the Closing) have been obtained and are in full force and effect, and Seller is not in any default or violation thereunder. All buildings, structures, facilities, fixtures and other improvements located on the Assumed Leased Real Property are in compliance with all applicable laws (including those pertaining to zoning, building and the disabled) and are in good repair and good condition, ordinary wear and tear excepted, and are free from latent and patent defects.
3.8    [Intentionally Omitted]
3.9    Inventory. Schedule 3.9(a) attached hereto lists each item of inventory, its value (consistent with the fourth sentence below) and location as of June 30, 2013 (the “Inventory Schedule”). All items included in the Inventories consist of a quality and quantity usable in the ordinary course of business. Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the Inventories have been valued at the lower of cost or net realizable value on a first in, first out basis. Inventories on hand that were purchased after the Most Recent Balance Sheet Date were purchased in the ordinary course of business in quantities consistent with past practice and at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories are not excessive but are reasonable in the circumstances of Seller. Work-in-process Inventories are valued according to GAAP. Except as set forth on Schedule 3.9(b), all Inventories are in the possession of Seller (and as of the Closing will be in the possession of Buyer) and, in each case, located at the Assumed Leased Real Properties.

3.10    Business Contracts; Shared Contracts.

3.10.1    Schedule 3.10.1(a) includes a list of all the Material Business Contracts (other than the Later Delivered Contracts) organized in a manner corresponding to the sub-clauses in the definition of “Material Business Contracts”; provided, that such Contracts that fall into the categories of “Material Business Contracts” identified in clauses (a), (b) or (j) of the definition of “Material Business Contract” shall be delivered by Seller in accordance with Section 5.6.2. Schedule 3.10.1(b), which Seller shall deliver in accordance with Section 5.6.2, includes a list of all the Later Delivered Contracts organized in a manner corresponding to the sub-clauses in the definition of “Material Business Contracts.” Seller has delivered to Buyer true, complete and correct copies of all the Material Business Contracts. Schedule 3.10.1 expressly identifies each Material Business Contract, the transfer, conveyance, delivery and assignment of which to Buyer pursuant to this Agreement requires the Consent of any Person or Governmental Authority.

3.10.2    Each Business Contract included within the Transferred Assets (except Contracts that naturally expire by their own respective terms) is in full force and effect and constitutes a valid, binding and enforceable obligation of Seller in accordance with the respective terms thereof, and represents a valid, binding and enforceable obligation of each of the other Persons parties thereto (except as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing equitable defenses). No Business Contract included within the Transferred Assets is a Shared Contract. There exists no material breach or material default (or event that with or without notice or the lapse of time, or both, would constitute a material breach or material default) on the part of Seller or, to Seller’s Knowledge, on the part of any other Person party thereto, under any Business Contract included within the Transferred Assets, and as of the Closing Buyer will not be in material breach or material default under any such Business Contract. No event has occurred that with or without notice or lapse of time would permit termination, modification, or acceleration, under any Business Contract included within the Transferred Assets, and neither Seller nor, to Seller’s Knowledge, any other Person party thereto has repudiated any material provision of such Business Contract.

3.10.3    No Contracts under which Seller has received advances from or is indebted for money borrowed from vendors, suppliers, customers or other Persons permit such Persons to reduce or offset amounts due to Seller (or as of the Closing due to Buyer) against such amounts
.

3.10.4    Schedule 3.10.4, delivered pursuant to Section 5.6.5, lists each Shared Contract and identifies the categories of services provided under such Contract. Each Shared Contract is in full force and effect and constitutes a valid, binding and enforceable obligation of Seller in accordance with the respective terms thereof, and (i) represents a valid, binding and enforceable obligation (except with respect to due authorization of the signatory thereto) of each of the other Persons parties thereto and (ii) to Seller’s Knowledge, with respect to due authorization of the signatory thereto, represents a valid, binding and enforceable obligation, except in each case as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing equitable defenses. There exists no material breach or material default (or event that with or without notice or the lapse of time, or both, would constitute a material breach or material default) on the part of Seller or, to Seller’s Knowledge, on the part of any other Person party thereto, under any Shared Contract. No event has occurred that with or without notice or lapse of time would permit termination, modification, or acceleration, under any Shared Contract, and neither Seller nor, to Seller’s Knowledge, any other Person party thereto has repudiated any material provision of Shared Contract

3.10.5    Each Business Contract described on Schedule 3.10.5 is terminable by Seller (and, as of the Closing, by Buyer) upon not more than 30 days’ written notice without penalty, payment or breach.

3.11    Intellectual Property.

3.11.1    Set forth on Schedule 3.11.1 is a list of (i) all Registered Business Intellectual Property and material unregistered Business Intellectual Property; (ii) all Domain Names that constitute Business Intellectual Property; and (iii) all databases included in the Transferred Assets.

3.11.2    The Business Intellectual Property contains no material viruses and other malware. None of the Business Intellectual Property is subject to any “open source,” “copyleft” or similar obligations that require the disclosure or licensing of any source code underlying any Business Intellectual Property. The Business Intellectual Property conforms in all material respects to the most recently-published specifications and documentation relating thereto. No governmental or university funding has been used to develop any Business Intellectual Property. None of the Business Intellectual Property is subject to any software escrow agreement. The Seller has exercised all reasonable efforts consistent with industry standards to preserve all trade secrets it may have covering the Business Intellectual Property. All Software comprising any Business Intellectual Property has been developed by individuals who were, at the time of development, either (i) employees of Seller or (ii) party to “work-for-hire” arrangements with Seller and who have executed instruments of assignment in favor of Seller as assignee of all Intellectual Property rights underlying such Software.

3.11.3    (a) Seller owns (and as of the Closing the Buyer will own) all right, title and interest in and to each item of Business Intellectual Property, free and clear of any Encumbrance, license or other restriction, (b) no item of Business Intellectual Property is subject to any outstanding Order restricting the transfer or assignment thereof, or the use thereof in connection with the operation of the Portamedic Business, or which may affect, in any material respect, the legality, validity, enforceability, access, use or ownership thereof, (c) no Proceeding is pending or, to Seller’s Knowledge, threatened that challenges the legality, validity, enforceability, access, use, or ownership of any such item, (d) no loss or expiration of such item is threatened, pending, or reasonably foreseeable; (e) the use of the Business Intellectual Property by Seller (and by Buyer after the Closing) does not and will not violate, conflict with or infringe upon, in any material respect, the rights of any Person; and (f) Seller has taken all reasonably necessary actions to maintain, preserve and protect the Business Intellectual Property. The operation of the Portamedic Business and the use of the Transferred Assets does not and do not infringe upon, violate, dilute, or misappropriate the rights of any Person and, to Seller’s Knowledge, there is no basis for or facts indicating any of the foregoing. Seller has not received any written notices alleging any such infringement, violation, dilution, or misappropriation. To Seller’s Knowledge, no Person has infringed upon, violated, diluted, or misappropriated any Business Intellectual Property rights of Seller.

3.11.4    None of the Business Intellectual Property includes any material licenses granted by any Person to Seller. Except as set forth on Schedule 3.11.4, none of the Business Intellectual Property has been licensed by Seller to any Person.

3.12    Tax Matters. Seller has timely filed or caused to be filed all Returns it was required to file. All such Returns are true, correct and complete in all material respects and are prepared in material compliance with all applicable Laws. All Taxes owed by Seller (whether or not shown or required to be shown on any Return) have been paid. There are no Encumbrances for Taxes on any of the Transferred Assets. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee or other payee of the Portamedic Business, and all Returns required with respect thereto have been properly completed and timely filed. Except as set forth on Schedule 3.12, to Seller’s Knowledge, no Returns of Seller currently are the subject of an active audit. No representative of any taxing authority is asserting in writing any Tax deficiency against Seller. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes that will require any payment by Seller as a result of the transaction contemplated by this Agreement.

3.13    Absence of Changes or Events. Since the Most Recent Balance Sheet Date, (i) Seller has not taken any action of a type identified in Section 5.1.2; (ii) Seller has conducted and operated the Portamedic Business in the ordinary course of business, (iii) there has not been a material change in any method of accounting or accounting practice for the Portamedic Business; (iv) there has not been any material damage to or destruction or loss of any Transferred Asset (or other assets or properties owned or previously owned by Seller or its Affiliates relating to the Portamedic Business), whether or not such damage, destruction or loss is covered by insurance; (v) there has not been any sale, lease or other disposition (other than uses of Inventories in the ordinary course of business) of any Transferred Asset (or other assets or properties owned or previously owned by Seller or its Affiliates relating to the Portamedic Business); (vi) there has not been any creation of any Encumbrance, other than a Permitted Encumbrance, on any Transferred Asset; (vii) Seller has not received notice in writing (and to Seller’s Knowledge there has been no other indication) by any landlord, carrier, insurer, vendor, customer, supplier or other Person having business dealings with the Portamedic Business of any intention to discontinue, diminish or change the terms or conditions of its relationship with Seller (or with Buyer following the Closing); (viii) there has not been any cancellation or waiver of any claims or rights by Seller or any other Person relating to the Portamedic Business in any material respect; (ix) no Contract involving payments during calendar year 2012 or 2013 of more than $100,000 (in either or a combination of both such years) relating to the Portamedic Business has been terminated ; (x) there has been no acceleration, termination, material modification to, cancellation or, waiver under any material Contract relating to (and there has been no material change in the properties, assets, rights, conduct or operations of) Seller’s Portamedic Business; (xi) there has not been any Contract to take any action identified in any of the clauses of this Section 3.13; and (xii) there has not been any event, change, or development that has had or could reasonably be expected to have a Material Adverse Effect.

3.14    Insurance. Seller maintains insurance in respect of the Transferred Assets and the Portamedic Business covering such risks, in such amounts, with such terms and with such insurers as are consistent with industry practice (such insurance, the “Business Insurance Policies”). All of the Business Insurance Policies are in full force and effect. Seller is not in default of any such Business Insurance Policy. None of Seller or its Affiliates has received any notice of cancellation or non-renewal of any such Business Insurance Policy. Schedule 3.14(a) sets forth a true and complete list of (i) the Business Insurance Policies and (ii) with respect to the Business and the Transferred Assets, a list of all pending claims and the claims history for Seller since January 1, 2010. True, correct and complete copies of all Business Insurance Policies shall have been delivered to Buyer in accordance with Section 5.6.8. Except as set forth on Schedule 3.14(b), delivered pursuant to Section 5.6.11, there are no claims relating to the Portamedic Business or the Transferred Assets pending under such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

3.15    Employee Plans.

3.15.1    Set forth on Schedule 3.15.1 is a complete and correct list and summary of each Employee Plan. Copies of all written Employee Plans (and summaries of the material terms of all non-written Employee Plans) have been furnished to Buyer. Except as set forth on Schedule 3.15.1, each Employee Plan has been administered, funded and maintained in compliance in all material respects with its own terms and all Laws. All contributions to an Employee Plan for any period on or before the Closing Date which are not yet due have been paid or properly accrued in the Financial Statements in accordance with applicable Laws and GAAP and, to the extent not paid as of the Closing Date, will be paid when due. All premiums or other payments for all periods ending on or before the Closing Date have been (or will be) timely paid with respect to each Employee Plan. No Proceeding with respect to any Employee Plan is pending or, to the Knowledge of Seller, threatened. None of Seller or its Affiliates contributes to, or is required to contribute to, and none of them has contributed to or been required to contribute to, any Multiemployer Plan. The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits to any Business Employee under, any Employee Plan (or to any Business Independent Contractor under any Contract). Buyer shall not incur, and could not reasonably be expected to incur, by operation of Laws or otherwise, any liability under any Employee Plan or employment or labor Laws as a result of the Transactions.

3.16    Employee and Independent Contractor Matters.

3.16.1    Schedule 3.16.1(a), delivered pursuant to Section 5.6.7, lists by name all Business Employees, whether part-time or full-time, such individual’s job title, location, annual rate of salary or hourly wage rate, eligibility for commission, and first date of employment with Seller. Schedule 3.16.1(b), delivered pursuant to Section 5.6.7 lists by name all Business Independent Contractors who received compensation from Seller during 2013 (including the amounts as of June 30, 2013) and the date on which such Person became engaged by the Seller, their compensation, whether or not they are exclusive and the other material terms of their relationship with Seller.

3.16.2    No Business Employee is or has ever been subject to any collective bargaining agreement, and to Seller’s Knowledge, no union or collective bargaining representative has been certified as representing any Business Employee. To Seller’s Knowledge, there is no union campaign threatened or being conducted to attempt to gain recognition or certification of any union or collective bargaining representative with respect to any Business Employee. Seller has complied in all material respects with all labor and employment Laws and Contracts, and Seller has not received any notice from any Person or Governmental Authority of any actual or alleged violation of any such Law or Contract. There is not pending or, to Seller’s Knowledge, threatened against the Portamedic Business or Transferred Assets any Proceeding or Order relating to the employment of the Business Employees or the engagement of any Independent Contractor. There is no unsatisfied or unremedied grievance, arbitration award, judgment, or administrative fine against Seller or any agent, representative or employee of Seller, in each case related to the Portamedic Business or the Transferred Assets. To Seller’s Knowledge, Seller’s relations with its Business Employees and Business Independent Contractors is good.

3.16.3    Buyer is not, and after the Closing will not be, liable for severance pay or any other payment of monies, vacation pay and EBP, to any Business Employees as a result of the execution of this Agreement or for any other reason in any way arising by reason of the consummation of the Transactions contemplated hereby, including any change of ownership of the Transferred Assets.

3.16.4    Section 3.16.4 of the Seller’s Disclosure Schedule, which Seller shall deliver pursuant to Section 5.6.6, sets forth the Seller’s reduction in force plan, including the number of all anticipated terminations planned within the ninety (90) day period after the date hereof (identifying the planned dates of termination and the locations of employment). As of the date hereof and at all times between the date hereof and the earlier of (i) 30 days after the date hereof, (ii) the Closing Date and (iii) the termination of this Agreement in accordance with its terms, Seller has not incurred and will not incur any WARN Obligations.

3.17    Licenses; Compliance with Laws; Proceedings.

3.17.1    Schedule 3.17.1 lists all Licenses that are held by Seller or its Subsidiaries in connection with the Portamedic Business. Each of the Licenses is in full force and effect in accordance with its terms in all material respects. No legal action or other formal proceeding is pending or, to Seller’s Knowledge, threatened, to revoke, terminate, suspend, or cancel any of the Licenses or to impose any material forfeiture or penalty with respect to any of the Licenses. Seller has all material Licenses necessary to operate the Seller’s Portamedic Business.

3.17.2    The Portamedic Business is in compliance in all material respects, and the Transferred Assets are being operated in compliance in all material respects, with all applicable Laws.

3.17.3    The Portamedic Business (i) has not been operating under any Order, (ii) is not subject to any Order, and (iii) is not in default with respect to any Order. Neither Seller nor any of its Subsidiaries or legal advisors has received any inquiry, written or oral, from any such Governmental Authority concerning any alleged violation of Laws in connection with the operations or conduct of the Portamedic Business or the Transferred Assets during the five (5) year period prior to the date of this Agreement. Seller is not charged (or, to the Knowledge of Seller, threatened or under investigation with respect to) any alleged material violation of any Law relating to the Transferred Assets or the Portamedic Business. Except as identified on Schedule 3.17.3, there is no Proceeding pending by or against (or to the Knowledge of Seller, threatened against) Seller or Seller’s Affiliates related to, or affecting in any material respect, any of the Transferred Assets or the Portamedic Business or that could delay or prevent the consummation of the Transactions.

3.18    Environmental Matters.

3.18.1    Seller and, to Seller’s Knowledge, all Assumed Leased Real Property is in compliance in all material respects with all applicable Environmental Laws. Seller has never received any written notice of any violation of any Environmental Laws with respect to the Portamedic Business or any Assumed Leased Real Property. Nor has Seller received any written notice of any pending or threatened action by any Governmental Authority alleging Seller is not in compliance under any Environmental Law with respect to the Portamedic Business or the Assumed Leased Real Property.

3.18.2    Seller has not (i) transported or arranged for the treatment, storage or disposal of any Hazardous Substances or treated, stored, or disposed of any Hazardous Substances, in connection with the Portamedic Business that has resulted or is reasonably likely to result in any Liability or any investigative, corrective or remedial obligations under any Environmental Law or (ii) either expressly, by operation of Laws, pursuant to any Contract or otherwise, assumed, undertaken or indemnified any Person for any Liability, including any obligation for corrective or remedial action, of any other Person (other than the landlords under the terms of the applicable Leases) under any Environmental Laws with respect to the Portamedic Business or properties included in the Transferred Assets.

3.18.3    To Seller’s Knowledge, there are no environmental audits, government inspection or enforcement documents, Phase 1 or Phase 2 environmental site assessment reports, site investigation or remediation reports, or other evaluations of the presence of Hazardous Substances on or at the Assumed Leased Real Property that are in the possession of Seller.

3.19    Privacy Practices; Security. Seller’s and its Subsidiaries’ practices are and have at all times been in compliance in all material respects with their then-current privacy policies. Since January 1, 2010, Seller has implemented administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of Personal Information. Since January 1, 2010, neither Seller nor any of its Subsidiaries has experienced any material incident in which Personal Information or other sensitive data was or may have been stolen or improperly accessed, used, released or disclosed. There have been no breaches of security relating to Seller’s Portamedic Business which has not been promptly cured or redressed in accordance with applicable Laws. Without limiting the foregoing or any other provision of this Agreement, Seller has taken all necessary and appropriate steps to comply with the regulations set forth in 45 C.F.R. Parts 160, 162 and 164 as promulgated by the U.S. Department of Health and Human Services, and has obtained all written authorizations or assurances required under such regulations. Since January 1, 2010, neither Seller nor its Subsidiaries has received any notices or complaints from any Person or Governmental Authority regarding Personal Information or other data or otherwise relating to its or their privacy and security practices or procedures. Seller encrypts personal information and other sensitive or confidential data when at rest and in transit. Seller’s and its Subsidiaries’ respective collection, access, use, maintenance, storage, transfer and disclosure of any employee, client and/or consumer Personal Information in connection with the Portamedic Business, and access and disclosure to and/or use of such data by any Person conforms, and at all times has conformed, in all material respects to all Laws and Contracts. Seller has and at all times has had in place appropriate “business associate agreements” and confidentiality agreements under applicable Laws in effect with each client and each business associate, vendor, subcontractor and other Person to which it provides access to or discloses Personal Information.

3.20    Transactions with Affiliates. Seller is not a party to any business arrangement or relationship with any of its Affiliates or Related Persons with respect to the Transferred Assets or operation of the Portamedic Business, and none of its Affiliates or Related Persons owns any material property or material right, tangible or intangible, that is used in Seller’s operation of the Portamedic Business. No Business Employee or other employee, officer or director of Seller or its Subsidiaries (or any other Person beneficially owning more than 5% of the outstanding capital stock in Seller) or any other Portamedic Staff is party to any Business Contract, owns, controls or has any rights to any of the Transferred Assets or otherwise provides services or supplies to the Portamedic Business (other than in his or her capacity as a Business Employee or Business Independent Contractor).

3.21    Bonds; Letters of Credit. There are no construction, fidelity, performance, or other bonds, guaranties in lieu of bonds or letters of credit posted by Seller or its Affiliates in connection with Seller’s operation or ownership of the Portamedic Business.

3.22    Customers. Schedule 3.22, sets forth a true, correct and complete list of the fifty (50) largest customers (the “Major Customers”) of the Portamedic Division based on revenue for the six month period ended June 30, 2013. Since January 1, 2012, there has not been, nor to the Seller’s Knowledge is it anticipated that there will be, any material change in business relations with any of the Major Customers.

3.23    Solvency. Seller is not now insolvent and will not be rendered insolvent by any of the Transactions. Immediately after giving effect to the consummation of the Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.24    Takeover Statutes; Absence of Rights Plan. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law (each, a “Takeover Statute”) or any anti-takeover provision in the Seller’s certificate of incorporation or bylaws is applicable to the Transactions. The adoption of this Agreement and the Transactions by the Seller’s board of directors represents all the actions necessary to render inapplicable to this Agreement and the Transactions, any restrictions on “business combinations” or similar restrictions to the extent, if any, such restrictions would otherwise be applicable to this Agreement or the Transactions. Neither the Seller nor any of its subsidiaries is party to any rights agreement, stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract (except for Employee Plans existing on the date hereof) under which the Seller or any of its subsidiaries is or may become obligated to sell or otherwise issue, register, redeem, repurchase, vote, transfer or dispose of any shares of its capital stock or any other securities.

3.25    Disclosure. No representation or warranty or other statement made by Seller in or pursuant to this Agreement, or otherwise in connection with the Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or Seller’s Disclosure Schedules.

3.26    Seller’s Disclosure Schedules. Seller’s Disclosure Schedules shall be organized based on the sub-sections contained in this Agreement. Seller shall be entitled to make disclosure on any Schedule by way of cross-reference to information disclosed on any other Schedule if the applicability of such other information is readily apparent on the face of such disclosure. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication to any third party that a breach or violation exists or has actually occurred.

3.27    Brokers of Seller. Except for Cantor Fitzgerald, whose fees will be timely paid by Seller, no investment banker, broker or finder is entitled to any brokerage, finder’s or other fee or commission or reimbursement of expenses in connection with the Transactions.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:
4.1    Organization, Standing and Authority. Buyer is a corporation, duly organized, validly incorporated and in good standing under the laws of the State of New York. Buyer has all requisite corporate power and authority to own, operate and lease its assets and carry out its business as presently conducted.

4.2    Authorization and Binding Obligation. Buyer has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to carry out and perform all of its other obligations under the terms of this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transactions. The execution and delivery of, and performance of the obligations contained in, this Agreement and the Ancillary Agreements and the Transactions have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and all Ancillary Agreements have been duly executed and delivered by Buyer, and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against each of them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally.

4.3    Absence of Conflicting Terms; Consents. Other than the Consents under Section 3.3, neither the execution, delivery or performance by Buyer of this Agreement and the Ancillary Agreements, nor the consummation of the Transactions (or the assumption of the Assumed Liabilities contemplated herein) will (whether with or without the giving of notice, the lapse of time, or both): (a) require the Consent of, notice to, or filing with, any Person or Governmental Authority relating solely to Buyer other than such Consents that Buyer has or at the Closing will obtain and such Consents that will not delay or prevent Buyer from consummating the Transactions; or (b) conflict with any provision of the certificate of incorporation or bylaws of Buyer.

4.4    Guaranty. Concurrently herewith, Buyer has delivered to Seller a guaranty guarantying Buyer’s obligation to pay the Closing Payment in accordance with the terms and conditions of this Agreement. Such guaranty is in full force and effect and is a valid and binding obligation of the guarantor thereunder and has not been amended or modified.

4.5    Special Purpose Entity. Buyer was formed for the purpose of acquiring the Transferred Assets and has no business operations.

4.6    Brokers of Buyer. No investment banker, broker or finder is entitled to any brokerage, finder’s or other fee or commission or reimbursement of expenses in connection with the Transactions based upon arrangements made by on behalf of Buyer.

5.	CERTAIN COVENANTS OF THE PARTIES

5.1    Conduct of the Business Prior to the Closing.

5.1.1    After the date of this Agreement until the Closing, Seller covenants and agrees on behalf of itself and its Subsidiaries, as follows (i) Seller shall conduct and operate the Portamedic Business in the ordinary course of business and in a manner consistent with past practice, (ii) Seller shall use its best efforts to preserve and maintain the goodwill of the Portamedic Business and Seller’s relationships with carriers, suppliers, regulators, Governmental Authorities, customers, vendors, physicians, examiners, landlords, employees, independent contractors and others with business dealings with the Portamedic Business, and (iii) Seller shall comply, consistent with the terms of this Agreement, with all applicable Laws and contractual requirements applicable to the ownership, conduct and operation, as applicable, of the Transferred Assets and the Portamedic Business.

5.1.2    Notwithstanding anything to the contrary in Section 5.1.1, except as required by applicable Law and except as set forth on Schedule 5.1.2, Seller shall not (and shall not permit its Subsidiaries to):

(i)acquire any assets to be used or held for use in the Portamedic Business, other than assets acquired in the ordinary course of business pursuant to existing Business Contracts and assets required to provide services pursuant to customer Contracts; it being agreed that Seller shall continue to purchase (at its sole expense) all Inventories in amounts and quality in the ordinary course consistent with past practice;

(ii)sell, transfer, license, lease, assign, or otherwise dispose of any Transferred Assets (other than uses of Inventory in the ordinary course in amounts and at prices materially consistent with past practice);

(iii)(A) sell, transfer, license, lease, assign or otherwise dispose of any material assets of Seller or its Subsidiaries other than in the ordinary course or at an arms’ length basis at fair value or intercompany transfers by or among the Seller and its Subsidiaries consistent with past practice and, in each case, in a manner that, after taking into account such transaction will not render Seller or its Subsidiaries insolvent or otherwise unable to pay their debts as they become due or (B) otherwise take any action that is reasonably likely to render Seller or its Subsidiaries insolvent;

(iv)adopt or propose any change to its certificate of incorporation (including by way of certificates of designation) or bylaws or any other applicable governing instrument or Contract that is reasonably likely to have the effect of delaying, preventing or rendering more difficult, unlikely or costly the consummation of the Transactions;

(v)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization (other than the liquidation or dissolution of any Subsidiary that has no material assets or business operations as of the date of this Agreement), initiate or become subject to any bankruptcy proceeding or seeks any relief under any insolvency or bankruptcy Law, makes any assignment for the benefit of creditors or ceases material operations;

(vi)amend, modify or terminate (or waive any rights under) any Assumed Lease, Material Business Contract or Shared Contract, or enter into any Contract that would constitute a Material Business Contract or Shared Contract (or otherwise modify any Business Contract in a manner that would increase any of the Assumed Liabilities);

(vii)create, assume or permit to exist any Encumbrance upon any of the Transferred Assets (other than Permitted Encumbrances);

(viii)collect, or accelerate the collection of, any accounts receivable or pay, or delay the payment of, any accounts payable in a manner that is inconsistent with the operation of the Portamedic Business and past practice;

(ix)waive or compromise any material right relating to the Portamedic Business or the Transferred Assets;

(x)amend any existing Employee Plan or adopt any new Employee Plan, in each case, other than as required by applicable Law;

(xi)amend in any material respect the terms of any Contract with any Business Independent Contractor; or

(xii)agree or commit to take any of the foregoing actions.

5.2    [Intentionally Omitted]

5.3    Alternative Transactions.

5.3.1    Seller shall (and shall cause its officers, directors, employees, agents, advisors, Affiliates and other representatives (collectively, the “Seller Representatives”) to) immediately cease and cause to be terminated any discussions, negotiations or encouragements with any Person conducted heretofore with respect to an Acquisition Proposal and shall immediately request to be returned or immediately destroyed all information provided heretofore by or on behalf of Seller to such Person. Seller shall not, and shall cause the Seller Representatives not to, directly or indirectly (A) initiate, facilitate, solicit, encourage (including, without limitation, by way of furnishing non-public information) or accept any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal or (B) engage in, continue or otherwise participate in any discussions, communications or negotiations regarding an Acquisition Proposal. Neither Seller nor any of its Subsidiaries shall grant any waiver, amendment or release under any standstill agreement or confidentiality agreement.

5.3.2    Seller shall promptly (and in any event within twenty-four (24) hours after receipt by or notification from any Seller Representative) notify Buyer of the receipt (or notification) of any Acquisition Proposal or any inquiries relating to an Acquisition Proposal or any request for information from, or any negotiations sought to be initiated or continued with, either Seller or the Seller Representatives concerning an Acquisition Proposal. Seller’s notice shall include (i) a copy of any written Acquisition Proposal and any other documents provided to Seller with respect to such Acquisition Proposal or (ii) in respect of any Acquisition Proposal, any inquiry relating to an Acquisition Proposal or any request for information relating to an Acquisition Proposal not made in writing, a written summary of the material terms of such Acquisition Proposal, inquiry or request, including the identity of the Person or group of Persons making the Acquisition Proposal, inquiry or request. Seller shall keep Buyer informed on a current basis of the status, discussions, negotiations, or developments regarding any Acquisition Proposal, inquiry or request. In addition, Seller shall notify Buyer within one (1) Business Day of receipt of any of the following: (i) any written indication by any Person that could reasonably be expected to result in an Acquisition Proposal, (ii) any request for non-public information relating to Seller, and (iii) any inquiry or request for discussions or negotiations regarding an Acquisition Proposal. Seller shall not, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information to Buyer.

5.3.3    Notwithstanding anything to the contrary in Section 5.3.1, if Seller or any of its Subsidiaries or any Seller Representatives receives an Acquisition Proposal from any Person whom the Seller Board believes in good faith to be bona fide and Seller has not breached any of its obligations under this Section 5.3, (i) Seller may contact and engage in discussions with such Person solely for the purpose of clarifying such Acquisition Proposal and any material terms and conditions thereof so as to determine whether such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal so long as Seller has informed such Person of the provisions of this Agreement; (ii) Seller or its Seller Representatives may, if the Seller Board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and that such Acquisition Proposal constitutes, or is reasonably expected to result in, a Superior Proposal, then Seller and its Seller Representatives may (A) furnish, pursuant to a confidentiality agreement similar to that entered into with Buyer (with respect to the confidentiality provisions contained therein), information with respect to Seller and the Portamedic Business to the Person making such Acquisition Proposal; provided that Seller shall promptly (but no later than 24 hours) provide to Buyer any information concerning Seller or the Portamedic Business that is provided to any Person given such access which was not previously provided to Buyer or its representatives, and (B) participate in discussions or negotiations regarding such Acquisition Proposal.

5.3.4    Neither the Seller Board nor any committee thereof shall (a) approve or recommend, or publicly propose to approve or recommend, to shareholders of Seller any Acquisition Proposal, (b) approve, authorize or permit or allow Seller to enter into any letter of intent, asset purchase agreement, merger or acquisition agreement, share purchase agreement, share exchange agreement, option agreement or any other agreement, arrangement or understanding with respect to any Acquisition Proposal (other than an acceptable confidentiality agreement permitted under Section 5.3.3), (c) enter into any agreement, arrangement or understanding in principle requiring the Seller to abandon, terminate, or fail to consummate the Transactions or breach any of its obligations under this Agreement or (d) resolve, propose (whether or not to a third party) or agree to take any of the foregoing actions set forth in clauses (a), (b) or (c) (each of the items described in clauses (a) through (d) inclusive being referred to herein as a “Seller Adverse Recommendation Change”); provided, however, if the Seller Board determines in good faith, after consultation with outside legal counsel and its independent financial advisor, that a written Acquisition Proposal received by Seller in compliance with Section 5.3.3 (which has not been withdrawn) constitutes a Superior Proposal, the Seller Board may, only after termination of this Agreement in accordance with Section 8.1.4(ii) and payment of all amounts due pursuant to Section 8.3.1(ii), approve and enter into an agreement relating to a Superior Proposal, subject to the satisfaction of the following further conditions precedent: (w) Seller shall have provided prior written notice to Buyer, at least five (5) Business Days in advance of the Seller Board’s final determination whether to take such actions, which notice shall specify the reasons therefor and the material terms of the Acquisition Proposal received by Seller that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements and other material documents with, and the identity of, the Person(s) making the Acquisition Proposal; (x) after providing such notice and prior to taking such actions, Seller shall, and shall cause its Seller Representatives to, negotiate with Buyer in good faith (unless Buyer states in writing that it does not desire to negotiate) during such five (5) Business Day period to make such adjustments in the terms and conditions of this Agreement that Buyer may desire to make, if any, so that such Acquisition Proposal would cease to constitute a Superior Proposal; (y) Buyer and its financial and legal advisors shall be permitted to make a presentation to the Seller Board regarding this Agreement and any adjustments thereto (to the extent Buyer desires to make such a presentation); and (z) the Seller Board shall have considered in good faith any changes to this Agreement that may be offered in writing by Buyer by 11:59 PM Eastern Time on the fifth Business Day of such five (5) Business Day period in a manner that could form a binding contract (including the complete form of definitive acquisition agreement executed by Buyer) and shall have determined in good faith after consultation with outside legal counsel and independent financial advisors that the Acquisition Proposal received by Seller has not been withdrawn and continues to constitute a Superior Proposal if such changes offered in writing by Buyer were given effect. In the event of any material revisions to the Superior Proposal (it being agreed that material revisions shall include any change in the purchase price, form of consideration, transaction timing, transaction financing or transaction structure for such Superior Proposal), Seller shall be required to deliver a new written notice to Buyer pursuant to the foregoing clause (w) and to comply again with the requirements of this Section 5.2.4 with respect to such new written notice.

5.3.5    Nothing contained in this Agreement shall prohibit the Seller Board from (i) taking and disclosing to the Seller’s shareholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) disclosing the fact that the Seller Board has received an Acquisition Proposal if the Seller Board determines after consultation with its outside legal counsel that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law (provided, however, that any such disclosures set forth in clauses (i) and (ii) of this Section 5.3.5 (other than a factually accurate “stop, look and listen” communication contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to constitute a “Seller Adverse Recommendation Change” for purposes of this Agreement (including for purposes of Section 8.1.3(ii)) unless the Seller Board expressly publicly reaffirms its Seller Board Recommendation within three (3) Business Days after a written request by Buyer to do so (provided, that if such written notice is delivered to the Seller less than three (3) Business Days prior to the Seller Shareholders Meeting, the Seller Board shall so re-affirm its Seller Board Recommendation at least one Business Day prior to the Seller Shareholders Meeting. In no event shall the Seller Board recommend that Seller’s shareholders tender their shares in connection with any tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal), which, for purposes of clarity, shall be deemed to be a Seller Adverse Recommendation Change for all purposes under this Agreement.

5.3.6    As used in this Agreement, “Acquisition Proposal” shall mean any proposal or offer from any Person or group (as defined under Section 13(d) of the Exchange Act) (other than Buyer) relating to, in a single transaction or series of related transactions, and whether or not pursuant to a bankruptcy or similar proceeding, any (i) acquisition of any assets or properties used or held for use in the Portamedic Business (including, without limitation, the Transferred Assets), (ii) acquisition of all or substantially all of the assets of Seller; (iii) acquisition of twenty-five percent (25%) or more of any class of capital stock or other equity securities of Seller, (iv) tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning twenty-five percent (25%) or more of any class of capital stock or other equity securities of Seller or (v) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller or any of its Subsidiaries.

5.3.7    As used in this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal that (x) is on terms that the Seller Board determines in good faith (after consultation with outside legal counsel and independent financial advisors) are more beneficial and favorable to Seller’s shareholders from the financial point of view, taking into account all of the legal, financial (including the financing terms of such proposal), regulatory and other aspects of such Acquisition Proposal (including the likelihood and timing of consummation thereof) and this Agreement (including any changes in the terms of this Agreement committed to by Buyer to Seller in writing in response to such Acquisition Proposal or otherwise), and (y) the Seller Board has determined in its good faith judgment (after consultation with outside legal counsel and independent financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted by Seller), except that (i) the references to “twenty-five percent (25%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)” and (ii) a “Superior Proposal” shall not include any acquisition consisting (whether in one step or a series of related steps) primarily of the assets or properties used or held for use in the Portamedic Business; it being the Parties’ intent that a Superior Proposal shall be limited to an Acquisition Proposal the ultimate purpose and intent of which is to purchase and sell all or substantially all of the assets of Seller (whether through the acquisition of equity, assets or otherwise).

5.3.8    If any Takeover Statute is or may become applicable to the Transactions, the Seller and the Seller Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

5.4    Governmental Authority Review.

5.4.1    In the event that any Governmental Authority indicates orally or in writing to Buyer or Seller that it has initiated, is considering to initiate, or plans to initiate (or has resumed, recommenced, or reopened or is considering or planning to resume, recommence or reopen) (or, in each case, words of similar import) any Proceeding, whether preliminary, initial phase or otherwise (an “Inquiry”), the Party receiving the Inquiry shall immediately (but no later than within one Business Day) notify in writing (and concurrent with such written notification deliver a copy of such Inquiry to) the other Party; provided, however, that in the event of oral Inquiries, such oral Inquiry shall be confirmed in writing by either Party promptly, but in no event less than three Business Days after receipt of such oral Inquiry (or notification from the other Party) to the applicable inquiring Governmental Authority, with a copy of such confirmation to be provided concurrently to the other Party. In the event any Party receives an Inquiry, Buyer shall have the right to terminate this Agreement pursuant to Section 8.1.3(iii); provided, that Buyer may not exercise this termination right until 11:59 pm Eastern Time on the eighth (8th) Business Day after the date on which both Buyer and Seller have received a copy of the Inquiry (such period of time being the “Seller’s Decision Period”); provided, further, that Buyer may not exercise such right if, prior to the last day of Seller’s Decision Period, the Governmental Authority indicates orally or in writing that it has withdrawn or terminated, or will not pursue (or words of similar import) such Inquiry; provided, further, that in the event of oral indications, such oral indication shall be confirmed in writing by the Party(ies) receiving such oral indication within two Business Days after receipt thereof to the applicable inquiring Governmental Authority, with a copy of such confirmation to be provided concurrently to the other Party. Seller may at any time during the Seller’s Decision Period send to Buyer a written notice (an “Election Notice”) agreeing to assume all Liabilities and Losses relating to the defense and resolution of the Inquiry by each of the Parties (subject to Section 5.4.3). If Seller fails to deliver to Buyer such an Election Notice within the Seller’s Decision Period, Seller shall be deemed to have waived its rights hereunder, and Buyer may at any time thereafter terminate this Agreement pursuant to Section 8.1.3(iii), provided, that Buyer may not exercise such right if, prior thereto, the Governmental Authority indicates orally or in writing that it has withdrawn or terminated or will not pursue (or words of similar import) such Inquiry; provided, further, that in the event of oral indications, such oral indication shall be confirmed in writing by the Party(ies) receiving such oral indication within two Business Days after receipt thereof to the applicable inquiring Governmental Authority, with a copy of such confirmation to be provided concurrently to the other Party.

5.4.2    During the Seller’s Decision Period, the Buyer and Seller shall cooperate with the applicable Governmental Authority with respect to the Inquiry
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5.4.3    If Seller delivers to Buyer an Election Notice, Seller shall take all actions necessary or reasonable and in a timely manner, to permit and cause the Closing to occur prior to the End Date, including, without limitation, instigating or defending any Proceeding, and promptly removing or causing to be removed any Order, direction, determination, requirement, condition or limitation that prevents or is reasonably likely to prevent, or that makes illegal, the timely consummation of the Transactions before the End Date; provided, however, that Seller shall not be obligated to agree (and Seller shall not agree) to comply with any request, direction, determination, requirement or condition that would involve any undertaking or agreement to divest or hold separate (or impose any other limitation or requirement with respect to) any of the Transferred Assets, Seller’s Portamedic Business, or any of the assets or properties of Buyer or its Affiliates (or any other actions that could otherwise result in Losses or Liabilities to Buyer), in each case, unless Buyer and Seller mutually agree in writing.

5.4.4    All filings, applications, notices, analyses, appearances, presentations, memoranda, submissions, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party before any Governmental Authority in connection with the Transactions shall require the joint approval and be under the joint control of Buyer and Seller, acting with the advice of their respective counsel, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such filing, application, notice, analysis, appearance, presentation, memorandum, submission, brief, argument, opinion and proposal. Notwithstanding the foregoing, nothing herein shall prevent a Party from responding to or complying with a subpoena or other legal process required by applicable Law or submitting factual information in response to a request therefore, copies or, as applicable, a summary of which shall be provided to the other Party except to the extent prohibited by applicable Law. In addition, except as prohibited by applicable Law, each Party shall (i) promptly notify the other Party of any written communication to that Party from any Governmental Authority relating to the Transactions; and (ii) not participate in any meetings or substantive discussions with any Governmental Authority with respect thereto without consulting with or offering the other Party a meaningful opportunity to participate in such meetings or discussions.

5.5    Cooperation. Subject to Section 5.4, the Seller and Buyer shall cooperate with each other and use their respective reasonable best efforts (provided, that, with respect to the Consents listed on Schedule 7.2.4, Seller shall use its best efforts) to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports, and other filings and to obtain as promptly as practicable all other Consents necessary or advisable to be obtained from any Person or Governmental Authority in order to consummate the Transactions and transfer to Buyer the Transferred Assets;.. Each Party shall keep the other reasonably apprised of the content and status of any material communications with, and material communications from any Person or Governmental Authority with respect to the Transactions. Nothing in this Agreement shall require either Seller or Buyer to make any expenditure or payment of funds (other than in respect of administrative, processing, legal and other normal fees imposed by any Person in connection with separating the Shared Contracts and/or obtaining Consents under the Business Contracts, all of which Seller shall be responsible for and pay). Without limitation of Seller’s obligations anywhere else in this Agreement, Buyer shall cooperate to provide non-confidential, pre-existing information reasonably requested by counterparties to Business Contracts and reasonably agree to any reasonable terms or reasonable conditions required by the counterparties to Business Contracts as a requirement of the consent to the transfer thereof to Buyer; provided, however, that nothing herein shall require Buyer to (i) make any expenditure or payment of funds or (ii) agree to any terms or conditions to which Buyer and its Affiliates do not normally, in the ordinary course of their business, agree. The Parties shall coordinate efforts and reasonably cooperate with one another to communicate with Persons from whom Consents may be sought in connection with the Transactions and with Portamedic Staff. Seller shall reasonably confer in good faith on a regular basis with Buyer regarding the Portamedic Business and Transferred Assets and the general status of ongoing operations and will notify Buyer of any event or occurrence that could reasonably be expected to materially delay, impair or prevent the consummation of the Transactions (provided that such notification shall not affect the covenants or agreements, rights or remedies of Buyer); provided, further, however, that prior to the Closing, Seller shall continue to exercise, in a manner consistent with the terms of this Agreement, control and supervision over its business.

5.6    Certain Agreements; Post-Signing Deliveries.

5.6.1     promptly as practicable after the date of this Agreement, Seller shall use its best reasonable efforts to assist and cooperate with Buyer in seeking amendments to (i) the Contracts listed on Schedule 5.6 and (ii) any Designated Later Delivered Contract In the event such amendments are not obtained to Buyer’s sole satisfaction prior to the Closing, such Contracts shall be designated as “Excluded Contracts” hereunder.

5.6.2    Within 7 Business Days after the date of this Agreement, Seller shall deliver to Buyer Schedule 3.10.1(b) identifying each Later Delivered Contract and specifying the nature of such Later Delivered Contract). Buyer shall then have the right, but not the obligation, to designate any such as a “Designated Later Delivered Contract.” Within 7 Business Days after the date of this Agreement, Seller shall deliver to Buyer an updated Schedule 3.10.1(a) identifying each Material Business Contract that falls into any of the categories of “Material Business Contracts” identified in clauses (a), (b) or (j) of the definition of “Material Business Contract.”

5.6.3    Within 7 Business Days after the date of this Agreement, Seller shall deliver to Buyer the Updated Schedule of Tangible Personal Property contemplated in Section 3.6.2. Seller shall update the Schedule of Tangible Personal Property (including the Updated Schedule of Tangible Personal Property) described in Section 3.6.2 as of the date immediately prior to the Closing Date and deliver the same to Buyer at least one day before the Closing Date.

5.6.4    Within 7 Business Days after the date of this Agreement, Seller shall deliver to Buyer Schedule 3.7.1(b), including true, correct and complete copies of all Leases identified thereon. Buyer shall then have the right, but not the obligation, to designate any Lease (other than the leases with respect to the facilities at (i) Olathe, Kansas; (ii) Lenexa, Kansas; and (iii) the headquarters of Hooper Holmes Services located in Omaha, Nebraska) included on such Schedule 3.7.1(b) as an “Assumed Lease” for all purposes of this Agreement.

5.6.5    Within 7 Business Days after the date of this Agreement, Seller shall deliver to Buyer Schedule 3.10.4 and a true, correct and complete copy of each Shared Contract. Buyer shall then have the option to identify which, if any, of such Shared Contracts Buyer seeks to have separated (the “Designated Shared Contracts”). All Shared Contracts other than the Designated Shared Contracts shall be deemed “Excluded Assets” for all purposes hereunder. Seller shall use all reasonable best efforts to separate and cause to be separated the Designated Shared Contracts and, if necessary, obtain any applicable third party Consent required thereunder (or, if any such Shared Contract relates to a Consent listed on Schedule 7.2.4, Seller shall use its best efforts to separate and cause to be separated such Shared Contract and, if necessary, obtain any applicable third party Consent required thereunder). If, despite such efforts, the Designated Shared Contracts are not separated by the Closing Date, the rights and obligations under the Designated Shared Contracts shall be equitably allocated among (i) the Portamedic Business, on the one hand, and (ii) the Other Businesses and any other businesses in which Seller and/or its Affiliates engage after the Closing (subject to Section 5.16), on the other hand, in accordance with the following principles: (a) any allocation set forth on the face of a Designated Shared Contract shall control; (b) if there is no allocation set forth on the face of the Designated Shared Contract, then the Parties shall mutually determine the applicable allocation in good faith taking into consideration any quantifiable proportionate benefits to be received by Buyer and Seller thereunder; and (c) any volume discounts, rebates and other aggregated or bundled benefits shall be allocated proportionately based on revenue. Buyer’s share of such equitable allocations shall be referred to as “Buyer Allocable Share Liabilities” and “Buyer Allocable Share Rights,” as applicable. For clarity, to the extent Seller is required to provide any service or benefit to Buyer pursuant to the Transition Services and such service or benefit is subject to any Designated Shared Contract, Buyer shall not be charged for any amounts under such Shared Contract.

5.6.6    Within 7 Business Days after the date of this Agreement, Seller shall deliver to Buyer a true, correct and complete copy of the schedule required under Section 3.16.4.

5.6.7     7 Business Days after the date of this Agreement, Seller shall deliver to Buyer Schedule 3.16.1(a) and Schedule 3.16.1(b).

5.6.8    Within 7 Business Days after the date of this Agreement, Seller shall deliver to Buyer the Business Insurance Policies required under Section 3.14.

5.6.9    Within 7 Business Days after the date of this Agreement, Seller shall deliver to Buyer Schedule 3.3(c) and Schedule 3.3(d) required under Section 3.3.

5.6.10     7 Business Days after the date of this Agreement, Seller shall deliver to Buyer the Assumed Leases as required under Section 3.7.2.

5.6.11    Within 7 Business Days after the date of this Agreement, Seller shall deliver to Buyer Schedule 3.14(b) required under Section 3.14.

5.6.12    Within 7 Business Days after the date of this Agreement, Seller shall propose to Buyer additional items to add to Schedule 3.11.1, which Buyer may accept or reject in its discretion
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5.7    Transition Services.

5.7.1    In order to facilitate the orderly transition of the Portamedic Business to Buyer after the Closing, for a period of three (3) months following the Closing Date (the “Transition Term”), Seller shall provide, or cause to be provided, to Buyer, the services described on Schedule 5.7.1 (“Transition Services”) in accordance with the material terms set forth on such Schedule 5.7.1. If Buyer wishes to extend the term of any such Transition Services beyond such three (3) month period, Seller and Buyer shall negotiate the terms such extension in good faith. Buyer agrees to reimburse Seller for Seller’s actual, direct, out-of-pocket cost, without markup, to provide the applicable Transition Services to Buyer; provided, however, that all out-of-pocket costs shall be pre-approved by Buyer. Upon Buyer’s request, Seller shall provide Buyer with access to such books, records and other information as may be reasonably necessary for Buyer to verify such cost.

5.7.2     limitation of Section 5.7.1, from and after the date hereof, the Seller and Buyer shall use their reasonable efforts and shall cooperate with one another to provide for the orderly separation and transition to Buyer in accordance with all applicable Laws of the information technology systems and databases of the Portamedic Business (including support and maintenance) and other Business Intellectual Property so that the Portamedic Business is independent of Seller’s systems as soon as practicable after the Closing Date (and in any event by the end of the term of Transition Term), and, in this regard, Seller shall provide such accounting, human resources and other information, including historic and archival backups of email communication, to Buyer in a format readable or convertible by the information technology systems of Buyer. To the extent necessary to achieve the transition services described in Section 5.7, Seller hereby grants to Buyer a limited, royalty free right and license to use any of Seller’s or its Subsidiaries’ intellectual property, but solely in connection with such transition services. Seller represents and warrants that it has all right and authority to grant the foregoing license. Seller shall reasonably cooperate with Buyer to provide and maintain, for a period of at least 12 months following the Closing, hyperlinks from Seller’s websites (on the homepages) to Buyer’s websites in a manner that is reasonably apparent and intended to permit customers, examiners and other Persons to patronize Buyer’s and its Affiliates’ businesses and utilize Buyer’s and its Affiliates’ services.

5.7.3    Buyer shall provide such licenses and assistance to Seller as is set forth on Schedule 5.7.3.

5.8    Insurance. Seller shall keep, or cause to be kept, all Business Insurance Policies in full force and effect from the date of this Agreement through the third anniversary of the Closing Date. Seller shall add Buyer as a named insured under such policies effective as of the Closing. Seller shall be responsible for handling the processing of, and obtaining payments for, any pending or future insurance claims arising from events related to the Transferred Assets, the Portamedic Business occurring prior to the Closing or otherwise relating to any Retained Liabilities; and the Parties agree that Seller shall be entitled to any amounts payable under any such insurance claims (subject to Seller’s indemnity obligations under Article 9). For clarity, Seller shall not terminate or permit its Subsidiaries to terminate any coverage under any Business Insurance Policies (i) consisting of occurrence-based policies so as to prevent Buyer from recovering under such policies for Losses from events occurring prior to the Closing or (ii) consisting of claims made policies so as to prevent Buyer from recovering under such policies for Losses prior to the Closing.

5.9    Tax Matters.

5.9.1    Seller and Buyer shall provide each other with such cooperation and information as each of them may reasonably request in preparing and filing any Tax return, report or form (“Returns”), amended Return or claim for refund, determining or contesting a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Seller, and Buyer shall make their respective officers, employees, agents and representatives available on a basis mutually convenient to Buyer or Seller, as the case may be, to provide explanations of any documents or information provided hereunder. Seller and Buyer shall each retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Transferred Assets for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods, or (b) six (6) years following the due date (without extension) for filing such Returns.

5.9.2    Without limitation of Seller’s obligations under Section 2.6.3, Seller shall be responsible for all transfer, sales and other similar Taxes and fees, filing fees, recordation fees and application fees, if any, arising out of the transfer of the Transferred Assets pursuant to this Agreement.

5.10    Covenants Regarding Portamedic Staff.

5.10.1    Nothing herein shall oblige Seller following the Closing to retain or terminate any specific Business Employee or Business Independent Contractor (collectively, the “Portamedic Staff”), and Seller may in its sole discretion retain or terminate any Portamedic Staff; provided, that nothing herein is intended to modify or limit Seller’s obligations under Section 5.1. Buyer is not obligated to hire or engage any Portamedic Staff in connection with the Transactions. Buyer may elect, however, in its sole discretion, to interview, and to potentially enter into agreements (which may, at Buyer’s discretion, be independent contractor agreements) with, any or all Portamedic Staff. As promptly as practicable after the execution of this Agreement, Seller shall deliver to Buyer a complete schedule of all Portamedic Staff as of the date set forth on such schedule, which such schedule shall be updated every month and further updated one Business Day prior to the Closing Date. Subject to applicable Laws, Buyer shall have reasonable access to the human resources and personnel records of Seller (including, without limitation, salary and wage information, performance appraisals, disciplinary actions, and grievances) for the purposes of preparing for or conducting interviews with any Business Employee, as well as reasonable access to the files and records pertaining to the Business Independent Contractors for the purposes of preparing for or conducting interviews with any Business Independent Contractor. Seller shall provide Buyer with such access upon reasonable prior notice and during normal business hours.

5.10.2    Seller shall be responsible for the payment of all salaries, wages and other remuneration and all other Liabilities under any and all Employee Plans, including, without limitation, bonus payments and all vacation pay, whether earned prior to or after the Closing, termination and severance payments, and any and all payments required under the Worker Adjustment Restraining Notification Act or under any similar provision of any applicable Laws (collectively, “WARN Obligations”). Without limitation of the foregoing, Seller shall be responsible for the provision of health plan continuation coverage for the Portamedic Staff in accordance with the requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985 or under any similar provision of any applicable Laws. Seller shall be responsible for, and shall cause to be discharged and satisfied in full, all amounts owed to Business Employees under any and all Employee Plans. Seller shall be liable for any claims made or incurred by any Business Employees, regardless of whether such claims are made or incurred before or after the Closing, under any Employee Welfare Benefit Plan or Employee Plan or otherwise arising in connection with any Business Employee’s employment by Seller or its Affiliates. Seller shall be responsible for any and all Liabilities under the Employee Welfare Benefit Plans and the Employee Plans. Seller shall be responsible for (a) complying with any WARN Obligations and (b) any and all Liabilities and Losses that may be assessed or are otherwise due to any Person pursuant to any WARN Obligations. Similarly, Seller shall be solely responsible for and shall discharge and timely pay all Liabilities under all Contracts relating to the Business Independent Contractors. Seller shall comply with any other applicable Laws and otherwise take all other actions necessary to fulfill Seller’s obligations set forth in this Section 5.10. Section 5.10 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including, without limitation, any current, former or retired Portamedic Staff or the spouse or dependents of such Persons.

5.11    Notification of Certain Matters. Between the date of this Agreement and the Closing Date, each Party hereto shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that is reasonably likely to result in any of the conditions set forth in Article 6 becoming incapable of being satisfied. Delivery of such notice shall not relieve a Party of any obligations it may have under this Agreement or otherwise be deemed to cure any breach or violation of this Agreement.

5.12    Access to Properties, Books and Records; Reports. To the extent permitted by Law, Seller agrees that on and after the date hereof and until the Closing, during normal business hours, it shall permit Buyer and its Representatives reasonable access, upon reasonable notice, to the Transferred Assets and Seller’s books, records, Contracts, work papers, and documents to the extent related to the Portamedic Business and/or the Transferred Assets, as well as to the Portamedic Staff and, to the extent related to the Portamedic Business or the Transferred Assets, to any other Seller Representatives; provided, that the foregoing shall not require the Seller to disclose any information of the Seller or its subsidiaries that is subject to attorney-client privilege; provided, further that no investigation by Buyer shall be deemed to modify any representation or warranty made by Seller in this Agreement or the Ancillary Agreements. Any examination or request for information shall be conducted in such a manner so as not to interfere unreasonably with the business or operations of Seller or its Subsidiaries. Until the Closing, all such information shall be governed by the terms of that certain Non-Disclosure Agreement, dated as of March 27, 2013, by and between Buyer and Seller (the “Confidentiality Agreement”).

5.13    Confidentiality. The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall automatically terminate and, effective as of the Closing, Seller, on behalf of itself and its Subsidiaries, hereby waives, relinquishes and terminates any and all rights it may have under the Confidentiality Agreement. Seller shall, and shall cause its Affiliates and the Seller Representatives to, keep confidential (and not disclose to any Person or use for any purpose) all information relating to (i) the Transferred Assets, (ii) the Assumed Liabilities, (iii) the Retained Liabilities, (iv) the Portamedic Business and (v) Buyer and its businesses (including, without limitation, any archival copy which Seller retains pursuant to Section 2.1.4), except, in each case, to the extent such confidential information (a) becomes publicly available through no breach of this Agreement or (b) is required by Law, applicable regulatory agency or securities exchange to be disclosed. If Seller is ever required by Law to disclose the information subject to this Section 5.13, Seller shall notify Buyer promptly of the requirement so that Buyer may seek an appropriate protective order or waive compliance with this Section 5.13. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller, on the written advice of counsel, is required to disclose the information subject to this Section 5.13, then Seller may disclose the information (and only such portion of the information as is required to be disclosed); provided, however, that Seller shall use its commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance (as Buyer may designate) that confidential treatment will be accorded to such portion of information required to be disclosed. At the Closing, Seller shall deliver to Buyer assignments of all confidentiality agreements, non-solicitation and other similar Contracts entered into by Seller (or its Affiliates) with another Person in connection with a sales process or other possible transaction solely to the extent involving the Seller’s Portamedic Business or the Transferred Assets, and, promptly following the Closing, Seller shall require that each Person party to such Contracts return to Buyer or destroy (with a certification of such destruction) any and all confidential information (including analyses reflecting confidential information) relating to the Portamedic Business or Transferred Assets, in accordance with the terms of such Contracts. For clarity, Seller shall not waive or modify the terms or conditions of such Contracts.

5.14    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Buyer and Seller. Thereafter, neither Buyer nor Seller shall issue any press release or other public statement with respect to the Transactions or this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rules as determined in the good faith judgment and upon the advice of outside counsel of the Party proposing to make such release, in which case the parties shall, to the extent lawful and practicable, consult with one another and cooperate as to the timing and contents (including whether to seek confidential treatment or other protective order) of any such press release or public announcement

5.15     Closing Access; Transfers. After the Closing, upon reasonable notice, Seller agrees to provide or cause to be provided reasonable access during customary business hours to the Seller’s and its subsidiary’s employees and to any books, records, documents, files and correspondence that Buyer may request (i) to comply with reporting, disclosure, filing, and other requirements of any Governmental Authority; or (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar maters. Seller agrees to (and to cause its Affiliates to) retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the business or operations of the Portamedic Business or the Transferred Assets for a period of at least six years from the Closing Date. After the Closing, Seller shall and shall cause its Subsidiaries to keep Buyer reasonably informed of material developments pertaining to any Retained Liabilities relating to any of Buyer’s of Buyer’s Affiliates employees, independent contractors, customers, carriers, landlords and others have business dealings with Buyer or Buyer’s Affiliates following the Closing, and Seller shall use its commercially reasonable efforts to settle, resolve and/or discharge such Retained Liabilities in manner reasonably designed to minimize any significant adverse impact on Buyer or its relations with such Persons. For clarity, Seller shall timely pay all Retained Liabilities consisting of (a) trade account payables relating to the Portamedic Business or (b) amounts owed under Employee Benefit Plans or Contracts, as applicable, relating to Portamedic Staff. The Parties intend that any and all properties, assets and rights of Seller and its Affiliates related to, used, held for use or contemplated to be used in connection with the Portamedic Business be duly assigned and transferred to Buyer under this Agreement (other than the Excluded Assets and the Retained Liabilities). Without limiting any of Seller’s representations and warranties herein or Buyer’s rights or remedies hereunder, if and to the extent that following the Closing is determined that Seller or any of its Subsidiaries owns, controls or otherwise holds any such properties, assets or rights, Seller shall promptly notify Buyer thereof in writing. Upon Buyer’s request, Seller shall provide Buyer with all information, original files, books and records pertaining thereto and take and cause its Subsidiaries to take any and all actions, and execute, acknowledge and deliver to Buyer all instruments of conveyance and transfer reasonably requested by Buyer to transfer to Buyer all right, title and interest therein, free and clear of all Encumbrances. Further, in such instruments of conveyance and transfer, Seller shall be deemed to make, mutatis mutandis, as of the date of transfer, all representations and warranties set forth in Article 3 applicable to such property, asset or right. Subject to Seller’s obligations in Section 5.13, after the Closing, Buyer agrees to reasonably cooperate with Seller to provide Seller with such reasonable access to such Transferred Assets and Buyer’s employees as may be reasonably necessary in connection with defending and settling proceedings and similar matters (other than (x) proceedings and similar matters with respect to which Seller may be required to provide indemnification under this Agreement or otherwise to Buyer and (y) any information that may be covered by attorney client privilege).

5.16    Non-Competition. As an inducement for Buyer to enter into this Agreement, Seller agrees that, until the fifth anniversary of the Closing Date, neither it nor any of its Subsidiaries shall, directly or indirectly, (i) acquire, own, have an equity interest in, manage, control or participate in the ownership, management or control of, or consult with, advise or provide any other services to, any Person engaged, directly or indirectly, anywhere in the world in any aspect of the Portamedic Business or in any activities which are otherwise competitive with the Portamedic Business (or prepare to do any of the foregoing); (ii) solicit, induce or encourage any employee, independent contractor or consultant of Buyer or Buyer’s Affiliates (other than examiners) to perform any services for or on behalf of Seller or its Subsidiaries or to otherwise terminate or decrease the services such Person is providing to Buyer or Buyer’s Affiliates; or (iii) solicit, induce or encourage any employee, independent contractor or consultant of Buyer or Buyer’s Affiliates (including examiners) to perform any Portamedic services for or on behalf of Seller or its Subsidiaries or to otherwise terminate or decrease the services such Person is providing to Buyer or Buyer’s Affiliates. For the avoidance of doubt, Buyer acknowledges and agrees that the ownership, management, control and operation of the Other Businesses as owned, managed, controlled and operated by Seller as of the date of this Agreement shall not be deemed to violate this covenant
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5.17    Corporate Names. Without limitation of Seller’s obligations in Section 5.7 (relating to hyperlinks), as soon as practicable after the Closing Date, but in any event no later than 30 days thereafter, Seller shall and shall cause its Affiliates to remove from all websites, materials, corporate names and elsewhere the “Portamedic” and other trademarks and names included within the Transferred Assets and to terminate, cease and desist all use of such trademarks and names, whether under a “d/b/a”, in metadata, in invoices or otherwise.

5.18    Remittance of Payments Received. If Seller or any of its Subsidiaries receives any payment or proceeds belonging to Buyer pursuant to the provisions of this Agreement, Seller shall promptly notify and remit (and cause to be remitted) such payment and proceeds to Buyer. If Buyer or any of its Affiliates receives any payment or proceeds belonging to Seller pursuant to the provisions of this Agreement, Buyer shall promptly notify and remit (and cause to be remitted) such payment and proceeds to Seller.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER TO CLOSE

6.1    Conditions Precedent to Obligations of Buyer to Close. The obligations of Buyer to consummate the Transactions to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Buyer to the extent permitted by applicable Law:

6.1.1    Representations and Warranties of Seller. The representations and warranties of Seller set forth in Article 3 shall be true and correct in all material respects as of the Closing Date (without giving effect to any materiality or Material Adverse Effect qualifiers), as though made on the Closing Date (except for representations or warranties that expressly speak as of a specific date, in which case such representations and warranties shall be true and correct as of such other specific date), with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

6.1.2    Seller’s Covenants and Conditions. Seller shall have performed and complied in all material respects with all of the covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.1.3    No Material Adverse Effect. There shall not have occurred or be occurring any Material Adverse Effect.

6.1.4    No Injunction. There shall be no Order issued by any Governmental Authority directing that the Closing not be consummated.

6.1.5    Inquiries. If any Inquiry shall have arisen prior to the Closing Date, such Inquiry shall have been resolved to the mutual satisfaction of Buyer and Seller.

6.1.6    Deliveries. Seller shall have made all the deliveries to Buyer set forth in Section 7.2.

6.2    Conditions Precedent to Obligations of Seller to Close. The obligations of Seller to consummate the Transactions to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Seller to the extent permitted by applicable Law:

6.2.1    Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in Article 4 shall be true and correct in all material respects as of the Closing Date, as though made on the Closing Date (except for representations or warranties which expressly relate to an earlier date, in which case such representations and warranties shall be true and correct at and as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transactions.

6.2.2    Buyer’s Covenants and Conditions. Buyer shall have performed and complied in all material respects with all of the covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date
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6.2.3    No Injunction. There shall be no Order issued by any Governmental Authority directing that the Closing not be consummated.

6.2.4    Inquiries. If any Inquiry shall have arisen prior to the Closing Date, such Inquiry shall have been resolved to the mutual satisfaction of Buyer and Seller.

6.2.5    Deliveries. Buyer shall have made all the deliveries set forth in Section 7.3.

7.	CLOSING AND CLOSING DELIVERIES

7.1    Closing.

7.1.1    Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the later of (i) September 30, 2013 (which may be extended by Buyer, upon written notice to Seller, to October 15, 2013) and (ii) the first Business Day (such date, the “Closing Date”) that is two (2) Business Days after the satisfaction or waiver of all conditions to Closing identified in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or such other Business Day as the Parties shall mutually agree in writing. The Closing shall be held at the offices of Munger, Tolles & Olson LLP, commencing at 10:00 a.m., Los Angeles time, on the Closing Date, or at such other time and location as Seller and Buyer mutually agree in writing.

7.2    Deliveries by Seller. Prior to or at the Closing, Seller shall deliver to Buyer the following, in form and substance consistent with the terms of this Agreement and reasonably satisfactory to Buyer:

7.2.1    General Assignment and Bill of Sale. A duly executed general assignment and bill of sale in the form set forth on Exhibit B attached hereto.

7.2.2    Assignment of Business Intellectual Property. A duly executed trademark assignment in the form set forth on Exhibit C attached hereo, and other duly executed assignments of rights in and to Business Intellectual Property (including, without limitation, Domain Names), in form and substance reasonably satisfactory to Buyer and Seller.

7.2.3    Transferred Assets. Possession of, and physical control over, all Transferred Assets, including, without limitation, originals of all Business Contracts included within the Transferred Assets.

7.2.4    Consents. The originals or copies of each consent to assignment or consent to transfer of business, as applicable, listed on Schedule 7.2.4 in a form reasonably satisfactory to Buyer.

7.25    Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by the secretary of Seller certifying that the resolutions, as attached to such certificate, were duly adopted by the Seller Board, authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions and that such resolutions were duly adopted and remain in full force and effect without amendment.

7.2.6    Officer’s Certificate. A certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller certifying that the conditions set forth in Sections 6.1.1 and 6.1.2 have been satisfied.

7.2.7    Lien Releases. Evidence reasonably satisfactory to Buyer that all Encumbrances encumbering the Transferred Assets have been terminated, released or waived, as appropriate, or original instruments in form reasonably satisfactory to Buyer effecting such terminations, releases or waivers and all amounts owed under the Keltic Facility have been or simultaneous with the Closing will be repaid.

7.2.8    Payment of Certain Parties. Evidence reasonably satisfactory to Buyer that all examiners engaged in the Portamedic Business have been paid all amounts due to them within 7 days prior to the Closing consistent with Seller’s prior payment practices as of the Closing Date.

7.2.9    Other Instruments. Such other certificates, instruments or other documents reasonably requested by Buyer and necessary to effectuate the Transactions.

7.3    Deliveries by Buyer. Prior to or at the Closing, Buyer shall deliver to Seller the following, in form and substance consistent with the terms of this Agreement and reasonably satisfactory to Seller:

7.3.1    Closing Payment. The Closing Payment.

7.3.2    Secretary’s Certificates. A certificate, dated as of the Closing Date, executed by the secretary of Buyer certifying that the resolutions, as attached to such certificate, were duly adopted by the board of directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions and that such resolutions were duly adopted and remain in full force and effect without amendment.

7.3.3    Officer’s Certificates. A certificate, dated as of the Closing Date, executed by a duly authorized officer of each of Buyer certifying that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

8.	TERMINATION

8.1    Method of Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

8.1.1    by the mutual written consent of Buyer and Seller;

8.1.2     either Buyer or Seller:

(i)if the Transactions shall not have been consummated by December 31, 2013 (the “End Date”), provided, however, that such termination right shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Transactions to be consummated by the End Date; or

(ii)if there shall be any Order that restrains, enjoins or otherwise prohibits or makes consummation of the Transactions illegal; provided, however, that such termination right shall not be available to any Party whose breach of any provision of this Agreement results in the application or imposition of such Order.

8.1.3    by Buyer:

(i)    if a breach of any representation, warranty, covenant, obligation or agreement on the part of Seller set forth in this Agreement has occurred which breach, either individually or in the aggregate with all other breaches by Seller, would reasonably be expected to cause any of the conditions set forth in Section 6.1 not to be satisfied by the End Date and such breach is not cured prior to the earlier of (A) the Business Day immediately preceding the End Date or (B) within thirty (30) days after written notice of such breach has been given to Seller; provided, however, that Buyer is not then in material breach of this Agreement; provided, further, however, that Buyer’s right to terminate this Agreement in connection with breaches of Section 5.3 shall be controlled by Section 8.1.3(ii);

(ii)    if (A) there shall have occurred any Seller Adverse Recommendation Change, (B) a tender offer or exchange offer for shares of capital stock of Seller that constitutes an Acquisition Proposal is commenced prior to the Closing and the Seller Board fails to recommend against acceptance of such tender offer or exchange offer by the Seller’s shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within three (3) Business Days after commencement, (C) Seller breaches its obligations in Section 5.3, or (D) Seller publicly announces its intention to do any of the foregoing; or

(iii)pursuant to Section 5.4.1 effective upon written notice delivered to Seller.

8.1.4    by Seller

(i)    if a breach of any representation, warranty, covenant, obligation or agreement on the part of Buyer set forth in this Agreement has occurred which breach, either individually or in the aggregate with all other breaches by Buyer, would reasonably be expected to cause any of the conditions set forth in Section 6.2 not to be satisfied by the End Date and such breach is not cured prior to the earlier of (A) the Business Day immediately preceding the End Date or (B) within thirty (30) days after written notice of such breach has been given to Buyer; provided, however, that Seller is not then in material breach of this Agreement; or

(ii)    subject to complying with the terms of Section 5.3, the Seller Board authorizes Seller to enter into a binding definitive agreement in respect of a Superior Proposal prior to five (5) Business Days before any scheduled Closing Date; provided that Seller shall have paid all amounts due pursuant to Section 8.3.1(ii) in accordance with the terms, and at the times specified therein; and provided further that in the event of such termination, Seller substantially concurrently enters into a such definitive agreement in respect of such Superior Proposal
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8.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no Liability on the part of any Party hereto; provided, however, that (a) this Section 8 and Section 10 shall survive any such termination and (b) nothing herein shall relieve any Party from liability for any willful or intentional breach of this Agreement prior to such termination.

8.3    Termination Fee; Expenses.

8.3.1    Notwithstanding any other provisions of this Agreement,

(i)    if this Agreement is terminated by Buyer pursuant to Section 8.1.3(ii), Seller shall immediately pay Buyer (A) a fee of $450,000 (the “Termination Fee”) and (B) an amount equal to the Buyer Expenses, in each case, by wire transfer of immediately available funds to an account designated in writing by Buyer;

(ii)    if this Agreement is terminated by Seller pursuant to Section 8.1.4(ii), Seller shall, concurrently with such termination, pay Buyer (A) the Termination Fee and (B) an amount equal to the Buyer Expenses, in each case, by wire transfer of immediately available funds to an account designated in writing by Buyer;

(iii)    if (A) this Agreement is terminated pursuant to any provision of this Agreement (other than Section 8.1.3(ii), Section 8.1.4(i) or Section 8.1.4(ii)) and (B) within 12 months after the date of such termination the Seller enters into or consummates a definitive agreement with respect to any Acquisition Proposal, then within one Business Day after entering into such definitive agreement, the Seller shall pay to Buyer the Termination Fee and an amount equal to the Buyer Expenses, in each case, by wire transfer of immediately available funds to an account designated in writing by Buyer; and

(iv)if this Agreement is terminated (A) by either Party pursuant to Section 8.1.2(i) and there has occurred any Inquiry that has not been fully and finally resolved by the End Date, or (B) by Buyer pursuant to Sections 8.1.2(i), 8.1.2(ii), 8.1.3(i), or 8.1.3(iii) then, in each case, Seller shall immediately pay Buyer an amount equal to the Buyer Expenses. “Buyer Expenses” shall mean all out-of-pocket costs and expenses incurred by or on behalf of Buyer in connection with entering into and performing under this Agreement and the Transactions (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants) and expressly including the costs and expenses of enforcing Buyer’s rights hereunder.

9.	INDEMNIFICATION

9.1    Survival. The representations and warranties of Seller and Buyer set forth in Articles 3 and 4, respectively, other than the Fundamental Representations, shall survive the Closing until the date that is twenty four (24) months after the Closing Date. The Fundamental Representations shall survive the Closing indefinitely. The covenants and agreements of the Parties contained in this Agreement shall remain operative and in full force and shall survive until the full performance by the applicable Party of such covenant and agreement. Notwithstanding the foregoing, if a claim shall have been made in accordance with this Agreement prior to the expiration of the applicable survival period, then, in each such case, such survival period shall be extended as it relates to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof.

9.2    Indemnification by Seller. After the Closing, Seller shall indemnify and hold Buyer and its Affiliates and their respective directors, officers, managers, employees, agents and representatives harmless against and with respect to, and shall reimburse such Persons for any and all Losses arising from or relating to:

9.2.1    any untruth, inaccuracy or breach by Seller of any representation or warranty set forth in Article 3;

9.2.2    any breach by Seller of any covenants, obligations or agreements of Seller contained in this Agreement or any Ancillary Agreement;

9.2.3    any of the Retained Liabilities; and

9.2.4    Seller’s failure to comply with any bulk sales laws in respect of the Transactions or any action brought thereunder.

9.3    Indemnification by Buyer. After the Closing, Buyer shall indemnify and hold Seller and its Affiliates and their respective directors, officers, managers, employees, agents and representatives harmless against and with respect to, and shall reimburse such Persons for any and all Losses arising from or relating to:

9.3.1    any untruth, inaccuracy or breach by Buyer of any representation or warranty set forth in Article 4;

9.3.2    any breach by Buyer of any covenants, obligations or agreements of Buyer contained in this Agreement or any Ancillary Agreement; and

9.3.3    any of the Assumed Liabilities.

9.4    Procedure for Indemnification. The procedure for indemnification shall be as follows:

9.4.1    Any Person claiming indemnification (the “Claimant”) shall give notice to the Party from whom indemnification is claimed (the “Indemnifying Party”) of any claim to which the Claimant is entitled indemnification under this Agreement promptly upon learning of such claim; provided, however, that the failure of the Claimant to give timely notice hereunder shall not relieve the Indemnifying Party of its obligations under this Article 9 unless, and only to the extent that, the Indemnifying Party has been actually and materially prejudiced thereby.

9.4.2    With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement (a “Third Party Claim”), the Indemnifying Party shall have the right, at its own expense, to assume control of the defense of such claim with one or more counsel reasonably acceptable to the Claimant, and the Claimant shall cooperate with the Indemnifying Party (at the Indemnifying Party’s sole expense) so long as the Indemnifying Party elects in writing to assume such control and fully indemnifying Claimant hereunder with respect to such Third Party Claim within 20 days after receiving notice of such Third Party Claim. If the Indemnifying Party elects to assume control of the defense of any Third Party Claim, the Claimant shall have the right, but not the obligation, to participate in the defense of such claim at its own expense. If (i) the Indemnifying Party does not elect to assume control of the defense of such Third Party Claim within such 20 day period, or fails to timely and diligently prosecute such defense, or (ii) Claimant, based upon the advice of counsel, concludes that defense of such claim by the Indemnifying Party shall give rise to a conflict of interest (or the Claimant and Indemnifying Party have one or more materially different defenses available to them), then the Claimant may defend through counsel of its own choosing (at the Indemnifying Party expense), subject to the right of the Indemnifying Party to reasonably participate in the defense thereof (at its own expense), provided, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Claimants in connection with any one matter. No Party shall compromise or settle any Third Party Claim without the prior written consent of the other Party (not to be unreasonably withheld, delayed or conditioned); provided, however, that if such compromise or settlement consists solely of monetary damages and provides for the full and unconditional general release of the Claimant from all Liability in connection with such claim, then the Indemnifying Party may settle such claim without the Claimant’s consent as long as the Indemnifying Party pays the entire recoverable amount of such claim and the settlement of such claim does not contain an admission of wrongdoing on the part of the Claimant.

9.4.3    As security for Seller's obligations and other agreements contained in this Agreement and the Ancillary Agreements, including but not limited to Seller’s indemnification obligations under the provisions of Article 9 hereof, and to make certain payments to Buyer under the provisions of Section 2.4.5 hereof, but without limitation of Seller's liability under this Agreement (or Buyer's other rights and remedies), Buyer is retaining the Holdback. From time to time, on not less than ten (10) days notice to Seller, Buyer may apply all or any part of the Holdback to pay or to provide for the payment of any Liability of any Seller under this Agreement or the Ancillary Agreements. On the first anniversary of the Closeout Date, Buyer shall pay to Seller, in cash without interest, the Holdback, less the amount of (i) any deductions therefrom under this Section 9.4.3 and (ii) any amounts then under dispute, which such disputed amounts shall be released upon final settlement of all disputed claims. Nothing in this Section 9.4.3 shall be construed as limiting the liability of Seller under this Agreement or the Ancillary Agreements (or otherwise limiting the rights or remedies of Buyer) to the amount of the Holdback.

9.4.4    A Claimant wishing to assert a claim for indemnification under this Article 9 which is not subject to Section 9.4.2 shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and, if then known or estimated, the amount (the “Claimed Amount”) of any Losses incurred by the Claimant or, if then known, the method of computation of the amount of such claim of any Losses, (ii) a statement that the Claimant is entitled to indemnification under this Article IX and an explanation of the then-known basis therefor, and (iii) a demand for payment in the amount of such Losses (including wire instructions if payment is requested to be made by wire transfer) or, with respect to the Buyer, if applicable, a statement that it intends in lieu thereof, to apply all or any part of the Holdback pursuant to Section 9.4.3 (which such statement shall be deemed to satisfy the 10 day notice required under Section 9.4.3). Within fifteen (15) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Claimant a written response in which the Indemnifying Party shall: (A) agree that the Claimant is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Claimant of the Claimed Amount, by wire transfer or, with respect to Buyer, if applicable, an acknowledgment that Buyer will apply all or part of the Holdback Amount in accordance with Section 9.4.3); (B) agree that the Claimant is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Claimant of the Agreed Amount, by wire transfer or with respect to the Buyer, if applicable, an acknowledgment that Buyer will apply all or part of the Holdback Amount in accordance with Section 9.4.3); or (C) contest that the Claimant is entitled to receive any of the Claimed Amount (or any part of the Claimed Amount other than the Agreed Amount) including the reasonably detailed reasons therefor. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Claimant shall use good faith efforts to resolve such dispute. If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Claimant shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.3.

9.5    Limitation on Indemnification.

9.5.1    No Indemnifying Party shall have an obligation to indemnify the Claimant under Section 9.2.1 or Section 9.3.1, and no Claimant shall make any claim under Section 9.2.1 or Section 9.3.1, unless and until the aggregate amount of such Claimant’s Losses exceeds an amount equal to $100,000 (the “Deductible”), and then the Indemnifying Party shall only be liable for Losses exceeding the Deductible. Notwithstanding anything to the contrary in the foregoing, this Section 9.5.1 shall not apply in respect of (i) an inaccuracy in, or breach of, any Fundamental Representation, (ii) any claim for fraud, intentional misrepresentation or willful misconduct, or (iii) any claim under Sections 9.2.2, 9.2.3, 9.2.4, 9.3.2, or 9.3.3, all of which such claims set forth in the foregoing clauses (i), (ii), and (iii) shall be indemnifiable from “dollar one” without regard to any Deductible.

9.5.2    Notwithstanding anything to the contrary contained in this Agreement, (a) the aggregate maximum liability of any Party to another Party under Section 9.2.1 or Section 9.3.1 (in each case, other than in respect of an inaccuracy in, or breach of, a Fundamental Representation or a claim for fraud, intentional misrepresentation or willful misconduct) shall be limited to an aggregate amount equal to 50% of the Purchase Price, as adjusted, and (b) the aggregate maximum liability of any Party to another Party under Section 9.2.1 or Section 9.3.1 in respect of an inaccuracy in, or breach of, a Fundamental Representation (other than in respect of a claim for fraud, intentional misrepresentation or willful misconduct), shall be limited to an aggregate amount equal to the Purchase Price. For clarity, claims for fraud, intentional misrepresentation and willful misconduct shall not be limited in any way.

9.5.3    For the avoidance of doubt, any liability of Seller to Buyer pursuant to Sections 9.2.2, 9.2.3, 9.2.4, and any liability of Buyer to Seller under Sections 9.3.2, or 9.3.3 shall not be subject to any limitations, nor shall such liabilities be included in the calculation of the aggregate liabilities subject to the limitations forth in clause (a) and clause (b) of Section 9.5.2.

9.5.4    Solely for the purpose of calculating the amount of any Losses arising out of or resulting from any breach of any representation or warranty contained in this Agreement (and not for determining the existence of any breach of any representation or warranty contained in this Agreement), any reference to a “Material Adverse Effect” or “materiality” or other correlative terms in such representation or warranty shall be disregarded.

9.5.5    The amount of any Losses attributable to any claim by a third party as to which any Claimant is entitled to indemnification under this Article 9 shall be reduced by the amount, if any, actually received by the Claimant claiming indemnification in respect of such third-party claim from any Person (including any third-party insurance provider) less any out-of-pocket cost associated with receiving such amount (such amount being referred to herein as an “Alternative Reimbursement”), with respect to the Losses suffered thereby. If, after receipt by such Claimant of any indemnification payment hereunder in respect of such third-party claim, such Claimant receives an Alternative Reimbursement in respect of the same Losses for which indemnification was made and such Alternative Reimbursement was not taken into account in assessing the amount of indemnifiable Losses, then such Claimant shall accept such Alternative Reimbursement for the account of the Indemnifying Party and shall turn over all of such Alternative Reimbursement to the Indemnifying Party up to the amount of the indemnification paid by the Indemnifying Party pursuant to this Agreement in respect of the applicable claim for indemnification. The parties shall reasonably cooperate with each other to maximize the availability of any Alternative Reimbursements for indemnifiable claims hereunder arising from third-party claims, and, if any insurance provider for a Party agrees to defend any such third-party claim, such Person may tender the defense to such third-party insurance provider.

9.5.6    After the Closing, the sole and exclusive remedy of any Party for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or agreement of Seller or Buyer set forth in or made pursuant to this Agreement shall be a claim for indemnification under and pursuant to this Article 9, except for the remedies of specific performance, injunctive or other equitable relief; provided, however, that nothing in this Article 9 shall be deemed to limit a Party’s remedies for claims for fraud, intentional misrepresentation or willful misconduct.

9.5.7    Seller’s Representations Not Modified by Knowledge. Buyer’s rights to indemnification, payment of damages and other remedies based on Seller’s representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by Buyer at any time, whether before or after the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver by Buyer of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement (or the consummation of the transaction contemplated by this Agreement), will not waive, foreclose or otherwise affect Buyer’s right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations.

10.	MISCELLANEOUS

10.1    Notices. All notices, demands and requests which may be or are required or permitted to be given, served, sent or delivered under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, facsimile transmission (to be followed promptly by written confirmation mailed by certified mail as provided below) or sent by overnight courier service, (c) deemed to have been given on the earliest of: the date of personal delivery, the date of transmission and receipt of facsimile transmissions, or the next Business Day if delivered by overnight courier and (d) addressed as follows:

If to Seller:    Hooper Holmes, Inc.
170 Mt. Airy Road
Basking Ridge, New Jersey 07920
Attention: Henry E. Dubois, President
Facsimile: (908) 953-6304

with copies to (which shall not constitute notice):

Sills Cummis & Gross P.C.
30 Rockefeller Plaza
New York, New York 10112
Attention: David E. Weiss

Tel: (212) 500-1579
Facsimile: (212) 643-6500

If to Buyer:    Piston Acquisition, Inc.
One Jericho Plaza
Jericho, New York 11753
Attention: Gary Gelman
Tel: (516) 822 6230
Facsimile:

with copies to (which shall not constitute notice):

Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, CA 90071
Attention: Maria Seferian
Tel: (213) 683-9198
Facsimile: (213) 683-4098

or to any such other persons or addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 10.1. Rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice.
10.2    No Assignment; Benefit and Binding Effect. Seller may not assign this Agreement (or its rights or obligations hereunder) without the prior written consent of Buyer. Buyer may assign this Agreement (or its rights or obligations hereunder) in whole or in part to any Affiliate. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.3    Governing Law; Venue. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of New York, without regard to the choice of law provisions or conflicts of law principles of such state. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in the City of New York, New York County for purposes of any suit, action or other proceeding arising out of this Agreement (and agrees not to commence any action, suit or proceeding relating hereto except in such courts). Each of the Parties agrees that service of any process, summons, notice of document by U.S. registered mail at its address set forth herein shall be effective service of process of any action, suit or proceeding brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, which is brought by or against it, in the courts of the State of New York or any federal court sitting in the City of New York, New York County and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.4    Waiver of Jury Trial. The Parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Ancillary Agreements or the actions of any Party in the negotiation, performance or enforcement hereof or thereof.

10.5    Heading; Interpretation. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. References to Sections or Articles (whether or not capitalized), unless otherwise indicated, are references to Sections and Articles of this Agreement. References to Schedules and Exhibits (whether or not capitalized), unless otherwise indicated, are references to the disclosure schedules and exhibits to this Agreement. The words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules and exhibits hereto) and not to any particular provision of this Agreement. Each of the representations, warranties, covenants and conditions herein is separate and not limited or satisfied by the existence, wording or satisfaction of any other representation, warranty, covenant or condition contained herein. All references to “$” or “Dollars” shall mean United States Dollars. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

10.6    Entire Agreement. This Agreement and the Ancillary Agreements represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof and supersede all prior agreements and negotiations between Buyer and Seller with respect to the transactions contemplated hereby, and all letters of intent (including, without limitation, that certain letter agreement from American Para Professional Systems, Inc. to Hooper Holmes, Inc., dated July 31, 2013) and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is executed by the Party against which enforcement of any such amendment, supplement or modification is sought. All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein.

10.7    Further Assurances. From time to time at and after the Closing Date, Buyer and Seller shall and shall cause their respective Affiliates to execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment, and transfer, as may reasonably be requested by the other Party in order to effect or facilitate the Transactions. The Parties acknowledge and agree that it is their mutual intent that any and all right, title and interest in and to the Transferred Assets are fully and duly transferred to Buyer. If and to the extent that following the Closing it is determined that Seller or any of its Subsidiaries owns, controls or otherwise holds any Transferred Assets, Seller shall hold the same in trust and promptly notify Buyer thereof in writing, including providing Buyer with all information, files, and books and records (other than Excluded Assets, if any) pertaining to such Transferred Asset, and, at Buyer’s request, shall promptly take (or cause to be taken) any and all actions, and execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) to Buyer all instruments of conveyance and transfer as Buyer reasonably deems necessary or desirable to evidence and/or effectuate the transfer to Buyer all of the right, title and interest of Seller or such Subsidiaries in and to such Transferred Asset, free and clear of any Encumbrance. After the Closing, to the extent that Buyer or any of its Affiliates discovers or receives possession of any of the Excluded Assets, Buyer shall hold such Excluded Assets in trust and promptly assign and transfer such Excluded Assets to Seller at Seller’s sole cost and expense.

10.8    Waiver of Compliance. Any failure of any of the Parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure not so specifically waived.

10.9    Severability. Any provision of this Agreement that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, however, that the Parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

10.10    Enforcement of Agreement. The Parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Agreement by a Party, that the Parties would suffer irreparable harm as a result of any such breach, and that, in addition to all other remedies available under this Agreement or at law or in equity, the Parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach.

10.11    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument, and a facsimile or portable document format (pdf) transmission shall be deemed to be an original signature for all purposes under this Agreement.

10.12    No Third Party Beneficiaries. This Agreement constitutes an agreement solely among the Parties, and, except as otherwise provided herein, is not intended to and shall not confer any rights, remedies, obligations or liabilities, legal or equitable on any Person other than the Parties and their respective successors or permitted assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement (except under Article 9).

10.13    Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement shall not apply in any construction or interpretation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.14    Expenses. Except as expressly set forth elsewhere in this Agreement, including without limitation, in Article 10 and Section 5.4, the Parties shall bear their own costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement (including fees and expenses of attorneys, accountants, consultants, finders and investment bankers), whether or not the Closing occurs.

[Signatures on the following page]

IN WITNESS WHEREOF, this Agreement has been duly executed by Buyer and Seller as of the date first above written.

SELLER:
HOOPER HOLMES, INC.

By:     /s/ Henry E. Dubois
Name:     Henry E. Dubois
Title:     President and CEO

IN WITNESS WHEREOF, this Agreement has been duly executed by Buyer and Seller as of the date first above written.

BUYER:
PISTON ACQUISITION, INC.

By:     /s/ Gary Gelman
Name:     Gary Gelman
Title:     Executive Chairman and Secretary

Exhibit A
Other Services
1.Heritage Labs

The performance of (1) laboratory testing of blood, urine and oral fluid specimens and (2) the assembly and sale of kits used in the collection and transportation of such specimens to its lab facility (including sales to other companies). Such testing services include, without limitation, specimen profiles designed to provide its customers with specific information of relevance to the assessment of a person's health profile, including, without limitation:

•	the presence of antibodies to the human immunodeficiency virus (HIV);

•	cholesterol and related lipids;

•	liver or kidney disorders;

•	the presence of antibodies to hepatitis;

•	prostate specific antigens;

•	immune disorders;

•	tobacco/nicotine use; and

•	the use of certain medications, cocaine and other drugs.

2.Health & Wellness

The performance of risk assessment and risk management services via biometric screenings, health risk assessments and onsite wellness coaching for health and care management companies, including wellness companies, disease management organizations, clinical research organizations and health plans (but expressly not including exam services). The information collected from such services is used by such customers, among other things, to measure the populations they manage, to identify risks in those populations, to target interventional programs, to promote positive lifestyle behaviors and to measure the results of their health and care management programs, but not in connection with underwriting insurance.
Such health & wellness services include:

•	scheduling of individual and group screenings;

•	provision and fulfillment of needed supplies (e.g., assessment kits, blood pressure cuffs, stadiometers, scales, centrifuges, etc.) at screening events;

•	end-to-end biometric screening management;

•
non-insurance biometric screenings (e.g., height, weight, body mass index, the taking of a person’s hip, waist and neck measurements, as well as his or her pulse and blood pressure) and blood draws via venipuncture or fingerstick, all performed by our wellness certified health professionals, but not in connection with underwriting insurance;

•	lab testing of blood specimens utilizing our Heritage Labs laboratory;

•	data processing and transmission; and

•	analytics to identify critical values of lab tests and notification services to individuals and customers to better manage risk.

Health & Wellness also provides Hooper Holmes OnSitesm, a face-to-face, on-premises health coaching service for work locations. The service is delivered by specially trained "Health Champions", many of whom are physical therapists, personal trainers and nutritionists.

3.Hooper Holmes Services

The Hooper Holmes Services line provides four categories of service: Health Information Services, Health Risk Analytics, Consumer Services and Business Entity Services.
a)Health Information Services - collects and provides applicant health documentary information (other than information customarily obtained in the paramedical exam industry) to insurance company underwriters and expressly excluding work previously performed as part of the Portamedic business.

•	Medical Record Retrieval: obtain documentary medical records of an applicant for life insurance.

•
Inspection Report: conduct personal health interviews over the telephone during which we gather verbally-delivered, historical and other factual information about an insurance applicant's health, as well as financial and employment history.

•	Health Risk Assessment / Physicians Information Line (“PIL”): request detailed information from an insured’s physician about a single disease state or multiple impairments.

•
Record and Database Check and Employment Verification: collect a variety of information from public records and private database sources, such as motor vehicle reports, real estate owned and criminal history.

b)Health Risk Analytics - provides risk management consultative support and underwriting services to insurance carriers and reinsurance companies active in the life, annuity and health insurance markets.

•
Full Underwriting: assess health and lifestyle data associated with a prospective insured and then make an evaluation about insurability and appropriate rate class to be used by the insurance carrier consistent with its product pricing, risk tolerances and reinsurance agreements.

•
Simplified Underwriting: review information about a proposed insured’s general health to evaluate insurability for products having predetermined benefit limits. This service provides for limited medical and non-medical data collection when compared to fully underwritten applications.

•
Medical Record Summarization: review medical records of an insurance applicant. Our underwriters provide an analysis of the records and provide an indication of general insurability and indicative rate class.

•
Impaired Risk Underwriting Services: gather non-exam information, review medical records and review lab test results on proposed insureds attempting to purchase life insurance or long-term care insurance who have known health or lifestyle conditions that may affect insurability; assess the degree of impairment, project life expectancy and make recommendations about insurability and the appropriate rate class.

c)Consumer Services - gather information via telephonic interviews with insurance applicants to complete all or a portion of an insurance application, verifies information provided by the applicant (other than through services customarily performed by the paramedical industry), gathers information regarding an applicant's general cognitive state and assists the insurance carrier to facilitate the insurance purchase process.

d)Business Entity Services - helps an insurance company assess the quality of decisions made by the carrier's underwriting group, determine adherence to the carrier's underwriting policies, evaluates benefit claims, both pre and post-payment, and ensures that underwriting files are complete and accurate.